Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACCELRYS, INC.

AARDVARK ACQUISITION CORP.

AEGIS ANALYTICAL CORPORATION

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS THE STOCKHOLDERS’ REPRESENTATIVE

Dated as of October 23, 2012

(continued)

(continued)

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9.11	Attorney-Client Privilege; Continued Representation	55

9.12	Interpretation	55

9.13	Entire Agreement	56

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended or modified in accordance with its terms, this “Agreement”) is made and entered into as of October 23, 2012 by and among Accelrys, Inc., a Delaware corporation (“Parent”), Aardvark Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Aegis Analytical Corporation, a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative (the “Stockholders’ Representative”) of the holders of Company Capital Stock and Management Contributors. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The board of directors of Parent has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its stockholders.

C. The board of directors of Merger Sub has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent as the sole stockholder of Merger Sub.

D. The board of directors of the Company has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders.

E. No later than 11:59 p.m. Pacific Time on the date of this Agreement, each of the Key Stockholders will execute and deliver to Parent a written consent pursuant to Section 228 of the DGCL to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, which written consent shall include a release of claims against the Company, Parent, the Parent Subsidiaries and each of their respective Affiliates (including the Surviving Corporation) and a joinder to be bound by certain sections of this Agreement, all substantially in the form attached hereto as Exhibit B (the “Written Consent, Release and Joinder”), it being understood that the failure of any such Key Stockholder to timely deliver a duly executed Written Consent, Release and Joinder will provide Parent the right to terminate this Agreement pursuant to Section 7.1(f).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.1 Merger of Merger Sub into the Company. At the Effective Time, subject to and upon the terms and conditions set forth in this Agreement: (i) Merger Sub shall be merged with and into the Company; (ii) the separate existence of Merger Sub shall cease; and (iii) the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company, as the surviving entity of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2 Closing; Effective Time. Unless this Agreement is terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Pacific Time on a date to be specified by the parties hereto (the “Closing Date”), which shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Paul Hastings LLP located at 4747 Executive Drive, 12th Floor, San Diego, California 92121, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed to in writing by the parties hereto and specified in the Certificate of Merger, being referred to herein as the “Effective Time”). If the Delaware Secretary requires any changes to the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Parent, Merger Sub and the Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change to the terms of this Agreement.

1.3 Effects of the Merger. The effects of the Merger shall be as set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the DGCL, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be restated in its entirety to read as set forth on Exhibit D hereto and as so restated shall be the certificate of incorporation of the Surviving Corporation.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth on Exhibit E hereto and as so amended and restated shall be the bylaws of the Surviving Corporation.

1.5 Board of Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, with each such director to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, with each such officer to hold office in accordance with the bylaws of the Surviving Corporation, in each case until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Merger Consideration.

(a) The aggregate amount of consideration payable by Parent in connection with the Merger (the “Merger Consideration”) shall consist of the Net Closing Consideration (including the Designated Warrant Consideration), subject in each case to the terms and conditions set forth in this Article II.

(i) No later than two (2) business days prior to the Closing Date, the Company shall deliver to Parent an unaudited pro forma estimated balance sheet for the Company as of 11:59 p.m. Pacific Time on the date prior to the Closing Date (the “Estimated Closing Balance Sheet”), together with an estimated, itemized calculation, based on the Estimated Closing Balance Sheet, of the Working Capital Amount as of 11:59 p.m. Pacific Time on the date prior to the Closing Date (the “Estimated Working Capital Amount”). Each of the line items comprising the Estimated Closing Balance Sheet shall be prepared in accordance with GAAP using the same accounting principles, policies and methods as were historically used by the Company in preparing each of the line items comprising the Company Balance Sheet. The Company shall thereafter provide Parent with access to the working papers of the Company relating to the Estimated Closing Balance Sheet and the resulting calculation of the Estimated Working Capital Amount, as well as any other information used in preparing the Estimated Closing Balance Sheet as is reasonably requested by Parent.

(ii) At any time prior to the Closing Date, Parent shall have the right to object to the Estimated Closing Balance Sheet or the Estimated Working Capital Amount by

delivering written notice of such objection to the Company. If Parent does not provide such written notice of objection to the Company, then the Estimated Closing Balance Sheet and the Estimated Working Capital Amount shall, subject to Section 2.1(a)(iv), be deemed accepted by Parent, and the Estimated Adjustment Amount shall be calculated in accordance with Section 2.1(a)(iii) based thereon. If, on the other hand, Parent provides such written notice of objection to the Company, then Representatives of Parent and the Company shall meet as promptly as practicable to discuss in good faith the proper Estimated Closing Balance Sheet, the proper Estimated Working Capital Amount and the resulting calculation of the proper Estimated Adjustment Amount in accordance with Section 2.1(a)(iii); provided, however, that if such Representatives of Parent and the Company are unable to agree in good faith prior to the Closing Date on the proper Estimated Closing Balance Sheet, the proper Estimated Working Capital Amount and the resulting calculation of the proper Estimated Adjustment Amount in accordance with Section 2.1(a)(iii), then for purposes of calculating the Estimated Adjustment Amount in accordance with Section 2.1(a)(iii) the Estimated Working Capital Amount shall be deemed to be equal to the lesser of: (a) the Estimated Working Capital Amount as presented by the Company; and (b) the Target Working Capital Amount.

(iii) The “Estimated Adjustment Amount” shall be an amount equal to: (a) $0 if the Estimated Working Capital Amount is equal to or greater than the Target Working Capital Amount and (b) if the Estimated Working Capital Amount is less than the Target Working Capital Amount, the absolute value of the difference of (1) the Target Working Capital Amount, minus (2) the Estimated Working Capital Amount (the “Estimated Working Capital Shortfall”).

(iv) Within thirty (30) days following the Closing Date, Parent shall prepare and deliver to the Stockholders’ Representative an unaudited balance sheet for the Company as of 11:59 p.m. Pacific Time on the date prior to the Closing Date (the “Reviewed Closing Balance Sheet”), together with an itemized calculation, based on the Reviewed Closing Balance Sheet, of the Working Capital Amount as of 11:59 p.m. Pacific Time on the date prior to the Closing Date (the “Reviewed Working Capital Amount”). The Reviewed Closing Balance Sheet shall be prepared in accordance with GAAP using the same accounting principles, policies and methods as were historically used by the Company in preparing the Company Balance Sheet and the Estimated Closing Balance Sheet in connection with the calculation of each of the line items reflected thereon.

(v) If the Stockholders’ Representative disagrees with the Reviewed Closing Balance Sheet or Parent’s calculation of the Reviewed Working Capital Amount, then during the thirty (30) days following the date of the Stockholders’ Representative’s receipt of the Reviewed Closing Balance Sheet, Parent and the Surviving Corporation shall each provide the Stockholders’ Representative with access to the working papers of Parent and the Surviving Corporation relating to the Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Working Capital Amount, as well as any other information as is reasonably requested by the Stockholders’ Representative. The Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Working Capital Amount shall become final and binding at the end of such thirty (30) day period unless, prior to the end of such period, the Stockholders’ Representative has delivered to Parent written notice of its disagreement with such Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Working Capital Amount (a “Disagreement Notice”), specifying the nature and amount of any disputed item, to the extent then known. Provided that Parent has provided the Stockholders’ Representative with access to the working papers of Parent and the Surviving Corporation in accordance with the first sentence of this subsection (v), the Stockholders’ Representative and Parent shall be deemed to have agreed with all items and amounts in the Reviewed Closing Balance Sheet not specifically referenced in the Disagreement Notice, and, absent manifest error, such items and amounts shall not be subject to review in accordance with Section 2.1(a)(vi) below.

(vi) In the event that any Disagreement Notice is timely provided to Parent pursuant to Section 2.1(a)(v), Parent and the Stockholders’ Representative shall cooperate for a period of thirty (30) days after Parent’s receipt of the Disagreement Notice (or such longer period as Parent and the Stockholders’ Representative may mutually agree) to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Working Capital Amount. If, at the end of such thirty (30) day period, Parent and the Stockholders’ Representative are unable to resolve any disagreements with respect to the Reviewed Closing Balance Sheet or the Reviewed Working Capital Amount, then an independent accounting firm of recognized national standing as may be mutually selected by Parent and the Stockholders’ Representative) (the “Auditor”) shall be engaged to resolve any remaining disagreements with respect to the Reviewed Closing Balance Sheet and/or the Reviewed Working Capital Amount. Parent and the Stockholders’ Representative shall instruct the Auditor to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether and to what extent the Reviewed Closing Balance Sheet and/or the Reviewed Working Capital Amount requires adjustment; provided, however, that, absent manifest error, the Auditor shall be authorized to resolve only those items remaining in dispute between Parent and the Stockholders’ Representative in accordance with the provisions of Section 2.1(a)(v), in each case within the range of the difference between Parent’s position with respect thereto and the Stockholders’ Representative’s position with respect thereto. The fees and expenses of the Auditor shall be divided evenly between Parent and the Stockholders’ Representative (solely on behalf of the holders of Company Securities, with the portion of such fees and expenses due from the Stockholders’ Representative being deducted from the Escrow Fund pursuant to joint written instructions of Parent and the Stockholders’ Representative delivered to the Escrow Agent).

(vii) The “Final Working Capital Amount” shall be equal to: (a) the Estimated Working Capital Amount, in the event that Parent does not provide a Reviewed Working Capital Amount to the Stockholders’ Representative within the thirty (30) day period provided for in Section 2.1(a)(iv); (b) the Reviewed Working Capital Amount, in the event that the Stockholders’ Representative does not provide a Disagreement Notice to Parent within the thirty (30) day period provided for in Section 2.1(a)(v); (c) the as-adjusted Reviewed Working Capital Amount as may be agreed to in writing by Parent and the Stockholders’ Representative, in the event that the Stockholders’ Representative provides a Disagreement Notice to Parent within the thirty (30) day period provided for in Section 2.1(a)(v) and Parent and the Stockholders’ Representative are able to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Working Capital Amount pursuant to the first sentence of Section 2.1(a)(vi); or (d) the as-adjusted Reviewed Working Capital Amount as determined by the Auditor pursuant to Section 2.1(a)(vi), in the event that the Stockholders’ Representative provides a Disagreement Notice to Parent within the thirty (30) day period provided for in Section 2.1(a)(v) and Parent and the Stockholders’ Representative are unable to resolve any disagreements with respect to the Reviewed Closing Balance Sheet or the Reviewed Working

Capital Amount pursuant to the first sentence of Section 2.1(a)(vi). The Final Working Capital Amount shall be set forth on the “Final Closing Balance Sheet” which shall be: (w) the Estimated Closing Balance Sheet, in the event that Parent does not provide a Reviewed Closing Balance Sheet to the Stockholders’ Representative within the thirty (30) day period provided for in Section 2.1(a)(iv); (x) the Reviewed Closing Balance Sheet, in the event that the Stockholders’ Representative does not provide a Disagreement Notice to Parent within the thirty (30) day period provided for in Section 2.1(a)(v); (y) the as-adjusted Reviewed Closing Balance Sheet as may be agreed to in writing by Parent and the Stockholders’ Representative, in the event that the Stockholders’ Representative provides a Disagreement Notice to Parent within the thirty (30) day period provided for in Section 2.1(a)(v) and Parent and the Stockholders’ Representative are able to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Working Capital Amount pursuant to the first sentence of Section 2.1(a)(vi); or (z) the as-adjusted Reviewed Closing Balance Sheet as determined by the Auditor pursuant to Section 2.1(a)(vi), in the event that the Stockholders’ Representative provides a Disagreement Notice to Parent within the thirty (30) day period provided for in Section 2.1(a)(v) and Parent and the Stockholders’ Representative are unable to resolve any disagreements with respect to the Reviewed Closing Balance Sheet or the Reviewed Working Capital Amount pursuant to the first sentence of Section 2.1(a)(vi).

(viii) If the Estimated Working Capital Amount is greater than (i.e., more positive or less negative) the Final Working Capital Amount, then the absolute value of the difference between the Estimated Working Capital Amount, minus the Final Working Capital Amount shall be referred to as a “Reviewed Working Capital Shortfall”. If the Final Working Capital Amount is greater than (i.e., more positive or less negative) the Estimated Working Capital Amount, then the absolute value of the difference between the lesser of the Final Working Capital Amount and the Target Working Capital Amount, minus the Estimated Working Capital Amount shall be referred to as a “Reviewed Working Capital Overage”.

(A) The “Final Adjustment Amount” shall be an amount equal to either the Reviewed Working Capital Shortfall or the Reviewed Working Capital Overage, as applicable.

(B) In the event that the Final Adjustment Amount is a Reviewed Working Capital Shortfall, the Net Closing Consideration shall be reduced by the absolute value of such amount and Parent shall recover such amount from the Escrow Fund, and Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such amount to Parent.

(C) In the event that the Final Adjustment Amount is a Reviewed Working Capital Overage, the Net Closing Consideration shall be increased by the absolute value of such amount and Parent shall cause fifteen percent (15%) of such amount to be paid into the Escrow Fund and the remainder of such amount to be delivered to the Paying Agent for distribution to each holder of Company Securities entitled to receive a portion of the Net Closing Consideration in accordance with the provisions of Sections 2.2 and 2.3.

(ix) Any payments to be made pursuant to Section 2.1(a)(viii) shall be made within ten (10) business days of the final determination of the Final Adjustment Amount pursuant to Section 2.1(a)(viii) and, if not paid within such ten (10) business day period, shall bear interest from the end of such period to the date of such payment at a rate, calculated daily on the basis of a year of 365 days and the actual number of days elapsed, equal to the prime rate of interest as announced or published in The Wall Street Journal.

(b) The “Net Closing Consideration” shall be an amount equal to: (i) $30,000,000, as decreased by any Estimated Working Capital Shortfall; minus (ii) all Company Transaction Fees (to the extent unpaid as of the Effective Time); minus (iii) all Change in Control Payments (to the extent unpaid as of the Effective Time); minus (iv) all Debt of the Company (to the extent outstanding as of the Effective Time); plus (v) the Closing Cash; plus (vi) the Warrant Exercise Price. The Net Closing Consideration shall be: (x) initially allocated among the holders of Company Securities in accordance with the provisions of Sections 2.2 and 2.3 distributed in accordance with Sections 2.5 and 2.6; and (y) subject to adjustment following the Closing pursuant to Section 2.1(a)(viii) based on the Final Adjustment Amount. Notwithstanding any adjustments that may be made to the Net Closing Consideration following the Closing pursuant to Section 2.1(a)(viii) based on the Final Adjustment Amount, the parties acknowledge and agree that the Estimated Adjustment Amount shall be used for purposes of determining the amount of the Net Closing Consideration on the Closing Date.

2.2 Conversion of Stock. Subject to Sections 2.5, 2.6 and 2.7, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any outstanding shares of Company Capital Stock, the following shall occur:

(a) Pursuant to Section 4.2(c) of the Company Certificate: (i) each share of Series B-2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment equal to $1.1596 plus dividends per share at the rate of 8% of the original purchase price of $0.2899 per share per annum, compounded annually and computed from the date of original issuance to the Effective Time (the “Series B-2 Base Preference Amount”), plus the Series B-2 Participation Preference Amount; and (ii) each share of Series B-1 Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment equal to $0.8697 plus dividends per share at the rate of 8% of the original purchase price of $0.2899 per share per annum, compounded annually and computed from the date of original issuance to the Effective Time (the “Series B-1 Base Preference Amount”), plus the Series B-1 Participation Preference Amount; provided, however, that if the Net Closing Consideration is less than the Aggregate Senior Base Preference Amount, then notwithstanding the foregoing: (x) each share of Series B-2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment equal to the Series B-2 Reduced Preference Amount; and (y) each share of Series B-1 Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment equal to the Series B-1 Reduced Preference Amount.

(b) Pursuant to Section 4.2(b) of the Company Certificate, each share of Series A-2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment equal to $1.05 plus dividends per share at the rate of 8% of the original purchase price of $1.05 per share per annum, compounded annually and computed from the date of original issuance to the Effective Time (the

“Series A-2 Preference Amount”); provided, however, that if the amount by which the Net Closing Consideration exceeds the Aggregate Senior Base Preference Amount is less than the Aggregate Series A-2 Preference Amount, then notwithstanding the foregoing, each share of Series A-2 Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment equal to the Series A-2 Reduced Preference Amount.

(c) Pursuant to Section 4.2(b) of the Company Certificate, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time shall be canceled and converted into the right to receive a cash payment equal to the Per Share Common Stock Amount.

(d) Each share of Company Capital Stock held by the Company or owned by Parent or any of the Parent Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(e) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(f) For the avoidance of doubt, the parties hereto acknowledge and agree that in no event will the maximum amount of cash payable by Parent to the holders of Company Securities pursuant to this Article II exceed an amount equal to the Merger Consideration.

2.3 Treatment of Company B-2 Warrants.

(a) Prior to the Effective Time, the Company shall take all actions necessary to provide that each warrant to purchase shares of Series B-2 Preferred Stock (each, a “Company B-2 Warrant”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be canceled as of the Effective Time (in each case without the creation of additional liability to the Company), subject, if applicable, to payment pursuant to Section 2.3(b).

(b) Each holder of a Company B-2 Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be entitled to receive in respect of each share of Series B-2 Preferred Stock issuable upon exercise of such Company B-2 Warrant an amount in cash, without interest and subject to deduction and withholding for any required Taxes, equal the excess, if any, of: (i) the Net Closing Consideration payable pursuant to Section 2.2(a) in respect of a single share of Series B-2 Preferred Stock over (ii) the exercise price payable in respect of such share of Series B-2 Preferred Stock pursuant to such Company B-2 Warrant (the “Designated Warrant Consideration”). Subject to the provisions of Sections 2.5 and 2.6, all payments of to the holders of Company B-2 Warrants shall be made concurrently with the payment of the Net Closing Consideration to the holders of Company Capital Stock.

2.4 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock (each, a “Company Stock Certificate”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive a portion of the Merger Consideration as set forth in this Agreement (or, if applicable, appraisal rights) and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. At the Effective Time, holders of Company Stock Options and Company B-2 Warrants that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto. No further transfer of any Company Securities shall be made on such stock transfer books after the Effective Time, and no exercise of any Company Stock Option or Company B-2 Warrant shall be permitted, acknowledged or accepted after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.6.

2.5 Escrow Fund; Stockholders’ Representative Fund.

(a) Upon the Closing, an escrow (the “Escrow Fund”) in the aggregate amount of $4,500,000 (the “Escrow Amount”) will be established to serve as collateral and partial security for certain rights of Parent and the other Indemnitees hereunder, of which amount $3,241,834 (the “Stockholders’ Escrow Fund Contribution”) will be established out of the Net Closing Consideration and $1,258,166 will be established out of the Change in Control Payments otherwise payable to the individuals set forth on Schedule 2.5(a) of the Company Disclosure Schedule (the “Management Contributors”).

(b) At or prior to the Effective Time, Parent, the Stockholders’ Representative and the Escrow Agent shall enter into an escrow agreement, substantially in the form of Exhibit F (the “Escrow Agreement”), which provides, among other things, for payments, as necessary, to secure the rights of the Indemnitees as set forth in Article VIII. At the Closing, Parent shall deposit the Escrow Amount with the Escrow Agent. The Escrow Amount shall be held, administered and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(c) In the event that the Required Stockholder Approvals are received, all holders of Company Securities and all Management Contributors shall, without any further action by such holders, be deemed to have consented to and approved: (i) the use of the Escrow Fund as partial collateral to secure the rights of the Indemnitees under Article VIII in the manner set forth herein and in the Escrow Agreement; (ii) the appointment of the Stockholders’ Representative as the representative under the Escrow Agreement of the Persons receiving any portion of the Merger Consideration under this Agreement (other than holders of Company Capital Stock that have validly asserted and not withdrawn appraisal rights under Section 262 of the DGCL) and as the attorney-in-fact and agent for and on behalf of each such Person; and (iii) all other arrangements relating to the transactions contemplated by this Agreement, including the Merger.

(d) The parties acknowledge and agree that: (i) Parent shall pay any initial setup fees associated with the establishment of the Escrow Fund; and (ii) any remaining fees associated with the maintenance of the Escrow Fund shall be deducted from the Escrow Fund.

(e) In addition to the deposit of the Escrow Amount in the Escrow Fund, at the Closing, Parent shall deposit the sum of $125,000 (the “Stockholders’ Representative Fund”) with the Escrow Agent, to be held in a separate escrow account pursuant to the Escrow Agreement, of which $90,051 shall come out of the Net Closing Consideration and $34,949 shall come out of the Change in Control Payments otherwise payable to the Management Contributors. The Stockholders’ Representative Fund shall be held, administered and released by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Stockholders’ Representative shall use the Stockholders’ Representative Fund to pay all third party out-of-pocket costs and expenses incurred by or on behalf of the Stockholders’ Representative in its capacity as such, including in connection with any pending or threatened claim for indemnification by the Indemnitees or any other dispute or claim with respect to this Agreement or the transactions contemplated hereby. The Stockholders’ Representative Fund will be held or disbursed in whole or in part, as determined by the Stockholders’ Representative, and in accordance with the procedures set forth in the Escrow Agreement.

2.6 Payment of Fees and Debts by Parent; Payment of Consideration and Exchange Procedures.

(a) Schedule 2.6(a) of the Company Disclosure Schedule sets forth a complete list of all Company Transaction Fees and Change in Control Payments (separately listing each fee and payment, the Company Representative to whom such fees and payments are owed and all relevant contact information) and all of the outstanding Debt of the Company (separately listing each item of Debt, the related creditor and all relevant contact information) (each, a “Company Lender”), in each case as of the date hereof.

(i) On the Closing Date, the Company shall deliver to Parent:

(A) a payoff letter from each Company Lender (collectively, the “Lender Payoff Letters”) providing for the complete repayment as of the Effective Time of all of the Company’s outstanding Debt as of immediately prior to the Effective Time to such Company Lender and the complete release of any encumbrance such Company Lender may have against the Company or any its assets, along with appropriate supporting documentation, all conditioned upon receipt of the funds specified as owed or due to such Company Lender in such Payoff Letter and in a form reasonably satisfactory to Parent; and

(B) formal statements of all Company Transaction Fees and Change in Control Payments from each of the Company’s Representatives to which Company Transaction Fees and Change in Control Payments will be owed and outstanding as of the Effective Time (the “Fee Statement Letters”), along with all appropriate supporting documentation, and each in a form reasonably satisfactory to Parent. The Fee Statement Letters shall: (1) collectively provide for the payment in full of all of the Company Transaction Fees and Change in Control Payments that will be owing by the Company to its Representatives at the Effective Time; and (2) each state that the Representative of the Company providing the Fee Statement Letter acknowledges that such Representative is not owed any further amounts from the Company (including amounts payable on or after the Closing Date) other than as set forth on the Fee Statement Letter.

(ii) At the Effective Time, as described in Section 6.1(g), Parent shall cause payments to be made out of the Net Closing Consideration to the Company Lenders and Company Representatives in accordance with the instructions set forth in the Payoff Letters and Fee Statement Letters, as applicable.

(b) At the Effective Time, each holder of Company Securities shall be entitled to receive an amount equal to the difference of that portion of the Net Closing Consideration, if any, that such holder is entitled to receive pursuant to the terms of Section 2.2 and/or 2.3, after deduction of the Escrow Fund and Stockholders’ Representative Fund (each, a “Closing Payment” and collectively, the “Closing Payments”).

(c) At or prior to the Effective Time, Parent shall enter into an agreement, substantially in the form of Exhibit G (the “Paying Agent Agreement”), with a bank or trust company selected by Parent and reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”) for the purpose of delivering the Closing Payments in exchange for the Company Stock Certificates and Company B-2 Warrants.

(d) At the Closing, Parent shall deposit in cash with the Paying Agent, for the benefit of holders of Company Capital Stock and Company B-2 Warrants entitled to receive a portion of the Net Closing Consideration set forth in Section 2.1, the Closing Payments to which such holders shall be entitled at the Effective Time. Such funds shall be invested as provided in the Paying Agent Agreement pending payment thereof by the Paying Agent pursuant to this Section 2.6. As promptly as reasonably practicable after the date hereof, the Company will deliver or cause to be delivered to each holder of Company Capital Stock and Company B-2 Warrants entitled to receive a portion of the Net Closing Consideration set forth in Section 2.1 a letter of transmittal, substantially in the form of Exhibit H (the “Letter of Transmittal”) for use in the exchange of such holders’ Company Stock Certificates or Company B-2 Warrants for the applicable Closing Payments to which such holders are entitled.

(e) Upon surrender of: (i) a Company Stock Certificate or a Company B-2 Warrant to the Paying Agent for exchange (or the provision of an affidavit as contemplated in Section 2.6(f) below); and (ii) a duly executed Letter of Transmittal, each holder of Company Securities shall be entitled at and after the Effective Time to receive in exchange therefor the Closing Payment payable with respect to the Company Securities held by such holder.

(f) From and after the Effective Time, the holders of Company Securities shall cease to have any rights with respect thereto, except as otherwise provided herein or by Applicable Law. Until surrendered as contemplated by this Section 2.6, each share of Company Capital Stock (or instrument evidencing such Company Capital Stock) shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable portion, if any, of the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate or Company B-2 Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (and, if required, an indemnity reasonably acceptable to Parent, but, for the avoidance of doubt, without the necessity of posting any bond) by the holder claiming such Company Stock Certificate or Company B-2 Warrant to have been lost, stolen or destroyed (provided that such holder shall have been listed on the Final Merger Consideration Schedule), the Paying Agent (or Parent, as the case may be) shall pay the applicable portion of the Merger Consideration to which such holder is entitled pursuant to the terms of this Agreement.

(g) Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent or the Surviving Corporation may determine that Parent, the Surviving Corporation or the Paying Agent, as applicable, may be required to deduct or withhold therefrom under the Code or under any Applicable Law. For the avoidance of doubt, Parent will be responsible for all employer payroll Taxes attributable to the exercise of Company Stock Options, cash payments in respect of Company Stock Options, and other transaction-based compensation in connection with the transactions contemplated herein, and such amounts shall not be indemnified by the holders of Company Securities or charged against the Working Capital Amount.

(h) On or after the six (6) month anniversary of the Closing Date, Parent shall be entitled to have returned to it: (i) any funds that had been deposited with the Paying Agent and that have not been disbursed to holders of Company Securities; and (ii) any amount earned on the investment of the Closing Payments held by the Paying Agent. Thereafter, any holders who have not yet exchanged their Company Stock Certificates or Company B-2 Warrants for the applicable Closing Payments in accordance with this Section 2.6 shall be entitled to look only to Parent, as unsecured creditors thereof, for satisfaction of their claims for such applicable Closing Payments, without interest. Notwithstanding anything to the contrary in this Section 2.6(h), to the fullest extent permitted by Applicable Law, neither Parent nor the Surviving Corporation shall be liable to any holder of Company Securities for any amounts properly delivered to a Government Authority pursuant to any Applicable Law. Immediately prior to the time when such amounts would otherwise escheat to or become property of any Government Authority, any amounts remaining unclaimed by holders of Company Securities immediately prior to the Effective Time shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interests of any holder or other Person previously entitled thereto.

2.7 Dissenting Shares. Notwithstanding any provision in this Agreement to the contrary, shares of Company Capital Stock outstanding as of immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Merger Consideration. Holders of such Dissenting Shares shall instead be entitled to receive payment for the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL, except that if, after the Effective Time, any such holder fails to perfect, withdraws or loses the right to appraisal, such holder’s Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares and withdrawals of any such demand, and any other communications delivered to the Company pursuant to or in connection with Section 262 of the DGCL, and Parent shall have the exclusive right to direct all negotiations and proceedings with respect to such demands (including settlement offers). Except with the prior written consent of Parent, the Company shall not settle or offer to settle, nor (unless required pursuant to a valid and final Order) make any payment with respect to, any such demands.

2.8 Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to: (i) terminate the

Company’s 2009 Equity Incentive Plan (as amended from time to time prior to the date hereof, the “2009 Plan”) as of the Effective Time; and (ii) provide that each option to purchase shares of Company Common Stock granted under the 2009 Plan or outside of the 2009 Plan (each, a “Company Stock Option”) that is outstanding and unexercised (without regard to the exercise price of such Company Stock Option) as of immediately prior to the Effective Time, whether vested or unvested, shall (x) become fully vested and exercisable immediately prior to and contingent upon the Closing; and (y) as to any unexercised portion of any Company Stock Option, be canceled as of the Effective Time (in each case, without the creation of additional liability to the Company).

2.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary to carry out the purposes of this Agreement and the transactions contemplated hereby, including the Merger, or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of each of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub and the Company) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, in each case subject to the exceptions set forth in the disclosure schedule delivered to Parent and dated as of the date hereof (the “Company Disclosure Schedule”) (an exception or disclosure in the Company Disclosure Schedule relating to one representation or warranty shall be deemed to qualify or to serve as an exception or disclosure to another representation or warranty only to the extent (a) such exception or disclosure expressly cross-references one or more applicable representations set forth in another section of this Article III or (b) it is reasonably apparent based on the substance of such disclosure that the exception or disclosure applies to such other representations and warranties. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs and subparts in this Agreement.

3.1 Organization, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company has no Subsidiaries and does not have any equity or other ownership interest in any other entity. The Company is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in material liability to the Company.

(b) The Company is not in violation of any provision of its certificate of incorporation or bylaws. The Company has made available to Parent accurate and complete copies of its certificate of incorporation and bylaws, as currently in effect.

3.2 Authority; Binding Nature. The Company has all requisite corporate power and authority to: (i) execute and deliver this Agreement; and (ii) assuming receipt of the Required Stockholder Approvals, consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company (other than obtaining the Required Stockholder Approvals) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.

3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of the Company in connection with the consummation by the Company of the transactions contemplated hereby, including the Merger, except for the filing of the Certificate of Merger as required by the DGCL. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, including the Merger, by the Company, nor compliance by the Company with all of the provisions hereof will, subject to obtaining the Required Stockholder Approvals in accordance with Applicable Law: (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents (in each case, as applicable) of the Company; (ii) violate any Applicable Law; or (iii) except as would not reasonably be expected to have a material adverse effect on the Company, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any Company Contract. Schedule 3.3 of the Company Disclosure Schedule lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, including the Merger, under any Company Contracts.

3.4 Board Approval. The board of directors of the Company has: (i) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; and (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 44,000,000 shares of Company Common Stock, 15,500,000 shares of Series A-1 Preferred Stock, 8,000,000 shares of Series A-2 Preferred Stock, 7,000,000 shares of Series B-1 Preferred Stock and 12,500,000 shares of Series B-2 Preferred Stock. As of the date hereof, there are: (i) 13,194,652 shares of Company Common Stock outstanding; (ii) Company Stock Options to purchase an aggregate of 4,117,025 shares of Company Common Stock outstanding; (iii) Company B-2 Warrants to purchase an aggregate of 2,782,145 shares of Series B-2 Preferred Stock outstanding; (iv) no shares of Series A-1 Preferred Stock outstanding; (v) 2,093,935 shares of Series A-2 Preferred Stock outstanding; (vi) 4,294,218 shares of Series B-1 Preferred Stock outstanding; (vii) 8,930,022 shares of Series B-2 Preferred Stock outstanding; and (viii) no treasury shares. As of the date hereof, other than: (w) 28,016,567 shares of Company Common Stock reserved for issuance upon conversion of shares of Company Preferred Stock; (x) 3,221,190 shares of Company Common Stock reserved for issuance pursuant to the 2009 Plan; (y) 2,782,145 shares of Series B-2 Preferred Stock reserved for issuance upon exercise of the Company B-2 Warrants; and (z) 0 shares of Series B-2 Preferred Stock reserved for issuance upon conversion of the Company Convertible B-2 Notes, the Company has no shares of Company Capital Stock reserved for issuance.

(b) All outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, the Company’s certificate of incorporation or bylaws or any Company Contract.

(c) Schedule 3.5(c)(i) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each outstanding Company Stock Option and Company B-2 Warrant, including with respect to each such Company Stock Option and Company B-2 Warrant, as applicable, the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock or Series B-2 Preferred Stock, as applicable, subject thereto and an indication of the form of award pursuant to which such Company Stock Option was granted. Schedule 3.5(c)(ii) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each outstanding Company Convertible B-2 Note, including with respect to each such Company Convertible B-2 Note, the holder, date of issuance, conversion price, maturity date, interest rate and accrued interest thereon as of the date hereof and number of shares of Series B-2 Preferred Stock into which such Company Convertible B-2 Note is convertible. Except as set forth in Section 3.5(a) or on Schedule 3.5(c)(i) and (ii) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding: (i) equity interests in, other voting securities of or other ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests in, other voting securities of or other ownership interests in the Company or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in the Company.

(d) Accurate and complete copies of the 2009 Plan, and of the forms of all agreements and instruments relating to or issued thereunder, and each Company B-2 Warrant have been made available to Parent. Such agreements, instruments and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms. Each award under the 2009 Plan was granted in accordance with the terms of the 2009 Plan, and each Company Stock Option was granted with a per share exercise price no lower than the fair market value of one (1) share of Company Common Stock as of the grant date. No grant of a Company Stock Option involved any “back dating” or similar practices with respect to the effective date of the grant, whether intentionally or otherwise.

3.6 Compliance with Applicable Laws. The Company is, and has at all times since January 1, 2009 been, in compliance in all material respects with all Applicable Laws. Since January 1, 2009, the Company has not received any written notice or other written communication from any Government Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Applicable Law. To the knowledge of the Company, no Government Authority has proposed any Applicable Law that, if adopted or otherwise put into effect, would reasonably be expected to have a material adverse effect on the Company.

3.7 Company Financial Statements. The audited financial statements for the Company as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 and the unaudited financial statements for the six (6) months ended June 30, 2012, in each case provided to Parent prior to the date hereof, are herein referred to as the “Company Financial Statements” and the balance sheet of the Company as of June 30, 2012 (the “Balance Sheet Date”) is herein referred to as the “Company Balance Sheet”. Each of the Company Financial Statements (including, in each case, any related notes thereto): (i) was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as in effect on the date of such Company Financial Statements (or such other date as may be reflected in such Company Financial Statements), in each case applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Company Financial Statements, except as such unaudited portion of the Company Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material); and (ii) fairly present, in all material respects, the financial position of the Company at the respective dates thereof and the results of operations and cash flows for the periods indicated, consistent with the books and records of the Company (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Company Financial Statements, except as such unaudited portion of the Company Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material). No financial statements of any Person other than the Company included in the Company Financial Statements are required by GAAP to be included in the Company Financial Statements. Except as required by GAAP, the Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Company Financial Statements. No current or former independent auditor for the Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company on a matter of accounting practices.

3.8 Title to Property.

(a) The Company has good and valid title to all of its material tangible properties and material tangible assets, both real and personal, reflected in the Company Balance Sheet as being owned by the Company.

(b) The Company has valid leasehold interests in all material leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character other than Permitted Liens (except that no representation is made with respect to liens imposed against the owner of any leased properties or assets).

(c) Schedule 3.8(c) of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company.

3.9 Absence of Undisclosed Liabilities. The Company does not have any liabilities (absolute, accrued, contingent or otherwise) other than: (i) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (ii) normal and recurring liabilities that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not exceed $10,000; (iii) liabilities for performance of obligations under Company Contracts, to the extent such liabilities are expressly set forth in the copies of such Company Contracts made available to Parent prior to the date of this Agreement; and (iv) liabilities under this Agreement.

3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since the Balance Sheet Date: (i) there has not occurred any event or development having a material adverse effect on the Company; and (ii) there has not been any action or omission by the Company that, if taken during the Interim Period without Parent’s consent, would constitute a breach of Section 5.1.

3.11 Intentionally Omitted.

3.12 Litigation.

(a) There is no private or governmental investigation known to the Company or any claim, action, suit (whether in law or in equity), arbitration, mediation or proceeding of any nature (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its officers, directors and managers (in their capacities as such), or involving any of its assets, before any Government Authority, arbitrator or mediator. There is no Action pending or, to the knowledge of the Company, threatened which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement, including the Merger, or otherwise prevent or delay the Company from performing its obligations hereunder.

(b) There is no outstanding judgment, order, writ, injunction, rule or decree of any arbitrator, mediator or Government Authority (each, an “Order”) to which the Company or any of its assets is or was a party or by which the Company or any of its assets is bound, the terms of which have not been satisfied by the Company.

3.13 Insurance. Schedule 3.13 of the Company Disclosure Schedule lists: (i) all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of the Company or any Company Employee Benefit Plan or its fiduciaries; (ii) the premiums and coverages of such policies; and (iii) all claims in excess of $10,000 made against any such policies since January 1, 2008. All such policies are in effect, and accurate and complete copies of all such policies have been made available to Parent. The Company has not received written notice of the cancellation or threat of cancellation of any of such policies.

3.14 Contracts and Commitments.

(a) The Company is not a party to or bound by any of the following Contracts in effect as of the date hereof:

(i) any Contract that provides for post-employment or post-consulting liabilities or obligations, including severance pay;

(ii) any Contract or Company Employee Benefit Plan under which payments or obligations will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, including the Merger, or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, including the Merger, whether pursuant to a change in control or otherwise;

(iii) any Contract currently in force relating to the disposition or acquisition of assets where the fair market value of such assets exceeds $10,000, in each case other than in the ordinary course of business and consistent with past practice;

(iv) any Contract relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person;

(v) any Contract under which the aggregate payments or receipts during the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $10,000 and which is not cancellable by the Company without penalty or further payment and without more than sixty (60) days’ prior notice;

(vi) any Contract for the licensing of Software or for the provision of hardware or services, in each case by the Company (other than non-exclusive licenses to commercially available off-the-shelf third-party software);

(vii) any Contract relating to the guarantee (whether absolute or contingent) by the Company of (A) the performance of any other Person (other than the

Company) or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than the Company);

(viii) any Contract relating to the indemnification of officers, directors, managers or agents;

(ix) any power of attorney authorizing the incurrence of an obligation on the part of the Company;

(x) any Contract which limits or restricts (A) where the Company may conduct business, (B) the type or lines of business (current or future) in which the Company may engage or (C) any acquisition of assets or stock (tangible or intangible) by the Company;

(xi) any Contract for the borrowing or lending of money, or the availability of credit (except credit extended by the Company to customers in the ordinary course of business and consistent with past practice);

(xii) any Contract relating to any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

(xiii) any collective bargaining agreements; or

(xiv) any Contract relating to the employment of individuals.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Contract”.

(b) An accurate and complete copy of each Company Contract (including all amendments thereto) has been made available to Parent.

(c) Neither the Company, nor, to the knowledge of the Company, any other party to a Company Contract, is in breach, violation or default under, or has received written notice that it has breached, violated or defaulted under (nor, to the knowledge of the Company, does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under), any Company Contract.

(d) Each Company Contract is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms and is in full force and effect, in each case except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

3.15 Labor Matters; Employment and Labor Contracts.

(a) The Company is not a party to any union Contract or other collective bargaining agreement, and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees of the Company. The Company is in compliance in all material respects with all Applicable Laws respecting employment and employment practices and occupational health and safety requirements.

(b) There is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company. No petition for certification has been filed and is pending or, to the knowledge of the Company, threatened to be filed before the National Labor Relations Board with respect to any employees of the Company. The Company does not have any material obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any former employees or qualifying beneficiaries thereunder. There are no material controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees. Except as disclosed on Schedule 3.15(b) of the Company Disclosure Schedule, the employment of each of the employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. The Company is not currently a party, or has not been a party since January 1, 2009, to any Contract whereby it leases employees or other service providers from another Person.

(c) No current employee of the Company has given written notice of his or her intent to terminate.

(d) No current or former employee of the Company is, or since January 1, 2009 has been, employed by the Company for the primary purpose of conducting business activities of the Company outside of the United States.

3.16 Intellectual Property.

(a) Schedule 3.16(a) of the Company Disclosure Schedule accurately identifies the proprietary products or services developed, marketed and sold by or on behalf of the Company, including products or services currently under development by the Company (the “Company Products”).

(b) Schedule 3.16(b) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and the current status of such registration; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Schedule 3.16(a) of the Company Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP. The Company has provided to Parent accurate and complete copies of all issued patents and certificates of registration with respect to each such item of Registered IP.

(c) Schedule 3.16(c) of the Company Disclosure Schedule accurately identifies: (i) all Contract(s) currently in effect pursuant to which Intellectual Property Rights or Intellectual Property has been licensed to the Company (other than any non-customized software that (x) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (y) is not incorporated into any of the Company Products and (z) is generally available on standard terms for less than $10,000); and (ii) whether the license or licenses granted to the Company are exclusive or non-exclusive.

(d) Schedule 3.16(d) of the Company Disclosure Schedule accurately identifies each Contract currently in effect pursuant to which any Person has been granted any license under, or otherwise has received or acquired or otherwise holds any claim, right (whether or not currently exercisable) or interest in, any Company IP (other than non-exclusive agreements entered into in the ordinary course of business pursuant to the Company’s standard form of end user or customer agreement).

(e) The Company has provided to Parent an accurate and complete copy of each standard form of Company IP Contract used by the Company since January 1, 2009, including, to the extent applicable, each standard form of: (i) end user license agreement; (ii) product or service support agreement; (iii) statement of work; (iv) development agreement; (v) distributor or reseller agreement; (vi) employee agreement containing any Intellectual Property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vii) consulting or independent contractor agreement containing any Intellectual Property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (viii) confidentiality or nondisclosure agreement; (ix) order forms; and (x) alliance or similar agreements. Schedule 3.16(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(f) All Company IP is valid, subsisting and enforceable to the degree set forth in Schedule 3.16(b). Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

(ii) To the knowledge of the Company, no trademark or trade name owned, used or applied for by the Company infringes upon any trademark or trade name owned, used or applied for by any other Person. To the knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used or applied for by or on behalf of the Company.

(iii) All filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable deadline. No application for a patent, copyright or trademark registration or any other type of Registered IP filed by or on behalf of the Company at any time since January 1, 2009 has been abandoned, allowed to lapse or rejected. Schedule 3.16(f)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is ninety (90) days after the Closing Date in order to maintain such item of Company IP in full force and effect.

(iv) No interference, opposition, reissue, reexamination or other Action is, or since January 1, 2009 has been, pending or, to the Company’s knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being or has been contested or challenged. To the Company’s knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable.

(g) To the Company’s knowledge, since January 1, 2009 no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Schedule 3.16(g) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2009 by or to the Company or any of its Representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) The Company has made available a list of all currently known bugs, defects and errors in Software exploited or under development by the Company (other than non-customized third-party Software licensed to the Company for internal use on a non-exclusive basis) (collectively, “Company Software”) currently marketed as a Company Product.

(i) No Company Software contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “disabling code” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device which connects to or accesses such code or on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) Schedule 3.16(j) of the Company Disclosure Schedule lists all escrow agreements to which the Company is a party and lists all other parties thereto. Except as set forth in Schedule 3.16(j) of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person. The Company does not have a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any escrow agent or other Person.

(k) All Computer Systems used by and in the possession of the Company in connection with the operation of its business (“Company Computer Systems”) are in good working order and condition and have been used and maintained in material accordance with their documentation, manufacturer’s requirements and applicable insurance policies. The Company has not experienced any significant defect in design, workmanship or material of the Company Computer Systems, and, to the knowledge of the Company, the Company Computer Systems have the performance capabilities, processing capacity, resources, characteristics and functions needed to conduct the Company’s business as currently conducted. The use of the Company Computer Systems by the Company (including any Software modifications) has not resulted in and would not reasonably be expected to result in the termination of any maintenance, service, escrow, license or support agreement relating to any part of the Company Computer Systems or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company with respect to the Company Computer Systems.

(l) The Company maintains reasonable administrative, physical and technical security controls for the Company Computer Systems in an effort to safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities of any employee or contractor of the Company, hackers or any other Person. To the knowledge of the Company, there have been no material breaches of the Company’s security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations in all or any portion of the Company Computer Systems, including any such breach or incident that requires notice to any Person.

(m) The Company has complied in all material respects with all Applicable Laws and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Company or by third parties on behalf of or having authorized access to the records of the Company. Since January 1, 2009, the Company has not received any written complaint regarding the Company’s collection, use or disclosure of Personal Information. To the knowledge of the Company, the Company has not experienced any material breach of security or unauthorized access by third parties to Personal Information in the Company’s possession, custody or control.

(n) The Company’s operation of any websites used in connection with the Company’s business, the content thereof, and all data processed, collected, stored or disseminated in connection therewith, comply in all material respects with all Applicable Law, and do not violate any Person’s right of privacy or publicity. The Company has posted privacy policies governing the Company’s use of data, and disclaimers of liability, on its website, and has complied with such applicable privacy policies in all material respects. The Company has taken reasonable steps in accordance with normal industry practices to secure its website and data from unauthorized access or use thereof by any Person. To the knowledge of the Company, no website security measure implemented by the Company has been penetrated, and no website maintained by the Company has been the target of any defacement, unauthorized access, denial-of-service assault or other attack by hackers.

(o) The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company as identified in Schedule 3.16(c) of the Company Disclosure Schedule) free and clear of any encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Schedule 3.16(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed an agreement, which, to the knowledge of the Company, is valid and enforceable against such employee or contractor, containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, employee, consultant or contractor of the Company has asserted any claim, right (whether or not currently exercisable) or interest to or in any Company IP. To the knowledge of the Company, no employee of the Company is: (x) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (y) in breach of any Contract with any former employer or other Person concerning any Company IP.

(ii) No funding, facilities or personnel of any Government Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iii) The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information that the Company holds, or purports to hold, as a trade secret.

(iv) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any other Person.

(v) The Company is not, and has never been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(vi) The Company owns or otherwise has, and as of immediately following the Effective Time, the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct its businesses as currently conducted.

(p) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby, including the Merger, will, with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or encumbrance on, any Company IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 3.16(c) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(q) The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) No product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person.

(ii) No infringement, misappropriation or similar claim or Action is pending or, to the Company’s knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Action. The Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of another Person and, to the knowledge of the Company, there are no facts or circumstances which would be likely to form the basis for any such claim or allegation.

(iii) The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

(r) The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use any Company IP in the manner used by the Company to operate its business as currently conducted and proposed to be conducted. To the Company’s knowledge, no claim or Action involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Action that, if adversely determined, would not materially adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (ii) the manufacturing, distribution or sale of any Company Product.

(s) No Company Software currently being developed by the Company is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that: (i) requires, or conditions the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or provide access to any Company Software. No Company Software or Company IP containing Open Source Technology was or is used in, incorporated into, derived from, dynamically linked to, integrated, distributed or bundled with, or used in the development or compilation of, any Company Software or Company IP.

3.17 Taxes.

(a) The Company has filed all material Tax Returns required to be filed by them, and all such Tax Returns are accurate and complete in all material respects. The Company has paid all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been asserted or assessed in writing against the Company, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b) The Company: (i) has not received any written notice that it is being audited by any taxing authority which audit has not yet been completed; (ii) has not granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (iii) has not granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Effective Time; (iv) has not received a written inquiry from any taxing authority regarding the filing of Tax Returns in a jurisdiction where it is not presently filing Tax Returns; or (v) has not availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of the Company by any taxing authority.

(c) The Company has not assumed any material liability for the Taxes of another Person under any Contract or course of dealing which liability remains unpaid. The Company is not bound by any Tax sharing agreement or similar arrangements (including any indemnity arrangements) the principal subject of which is Taxes.

(d) There is no lien for Taxes on any of the assets of the Company, except for inchoate liens for Taxes not yet due and payable.

(e) The Company is not a party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payment” to a “disqualified individual” for purposes of Section 280G or Section 4999 of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign Tax law) as a result of the transactions contemplated herein.

(f) The Company has properly withheld on all amounts paid to employees and have paid over all such amounts to the appropriate taxing authorities.

(g) The Company is not nor has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was the Company.

3.18 Employee Benefit Plans; ERISA.

(a) Schedule 3.18(a) of the Company Disclosure Schedule lists all: (i) “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”) whether or not subject to ERISA; (ii) “employee welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”) whether or not subject to ERISA; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plans; bonus, profit-sharing or other incentive plans; deferred compensation arrangements; severance plans; holiday or vacation plans; sabbatical programs; relocation arrangements; or any other fringe benefit programs; and (iv) other material employee benefit or compensation plans, agreements (including any individual agreements), programs, policies or arrangements, in each case covering employees, directors and consultants of the Company or any of the Company ERISA Affiliates that either is maintained or contributed to by the Company or any of the Company ERISA Affiliates or to which the Company or any of the Company ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”).

(b) With respect to each Company Employee Benefit Plan, the Company is in compliance in all material respects with, has performed all material obligations required under, and is not subject to material liability under, the applicable provisions of ERISA, the Code and other Applicable Laws and the terms of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been administered in compliance in all material respects with its terms and Applicable Laws, including ERISA and the Code. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms without material liability to Parent, the Company or the Surviving Corporation, and no Company Employee Benefit Plan or the assets of such plan will be subject to any surrender fees or service fees upon termination of such plan other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) All material contributions to, and payments from, the Company’s Pension Plans which are required to have been made in accordance with the Company’s Pension Plans have been timely made, and timely deposits of employee contributions have been made.

(d) All of the Company’s Pension Plans intended to qualify under Section 401(a) of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code. With respect to each Company Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Company Employee Benefit Plan and the trusts, if any, maintained thereunder, are the subjects of a favorable determination or opinion letter from the IRS with respect to its qualification or Tax exemption, as the case may be. No Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has permitted investment in Company Capital Stock.

(e) There are no: (i) Actions pending or, to the knowledge of the Company, threatened in writing by any Government Authority involving the Company Employee Benefit Plans (other than routine claims for benefits); nor (ii) Actions pending or, to the knowledge of the Company, threatened in writing against the assets of any of the trusts under any Company Employee Benefit Plans or against any fiduciary of any Company Employee Benefit Plans or against the Company or any of the Company ERISA Affiliates with respect to such Company Employee Benefit Plans. To the knowledge of the Company, there are no facts or circumstances which would form the basis for any Action contemplated by this Section 3.18(e).

(f) Neither the Company nor any employee of the Company, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans maintained by the Company, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than one which qualifies for an applicable statutory exemption.

(g) Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, nor have they sponsored, maintained, administered or contributed to, or had any liability with respect to, any Pension Plan subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA. No Company Employee Benefit Plan is: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(h) Neither the Company nor any of the Company ERISA Affiliates has incurred any liability under Title IV of ERISA or Section 413 of the Code with respect to a Company Employee Benefit Plan that has not been satisfied in full.

(i) With respect to each of the Company Employee Benefit Plans, accurate and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent United States Internal Revenue Service (“IRS”) determination letter, if any; (vi) copies of the three (3) most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) copies of any fiduciary or investment committee minutes or meeting notes for the three (3) most recent plan years. The Company has timely filed and delivered, and made available to Parent, the three (3) most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and timely made all material communications with participants, the IRS, the U.S. Department of Labor, any other applicable Government Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.

(j) None of the Welfare Plans maintained by the Company provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, and then only at the expense of the participant or the participant’s beneficiary.

(k) No liability of the Company under any Pension Plan or Welfare Plan has been satisfied with the purchase of a contract from an insurance company as to which the Company has received written notice that such insurance company is in rehabilitation or a comparable proceeding. With respect to each Welfare Plan maintained by the Company, all claims for which the Company has any liability are either: (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (“HMO”), pursuant to which the HMO bears the liability for claims; or (iii) reflected as a liability or accrued for in the Company Financial Statements.

(l) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, including the Merger, will, either alone or in combination with another event: (i) entitle any current or former employee, officer, director or other service provider of the Company to severance pay, unemployment compensation, a change of control payment or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider. Since January 1, 2011, there has been no amendment to any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.

(m) No Company Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(n) The Company is in compliance in all material respects with the WARN Act. In the past two (2) years: (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof or any similar event that when aggregated with enough such other events would trigger the advance notice requirements of the WARN Act.

3.19 Certain Business Practices. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Law; or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

3.20 Environmental Matters.

(a) Except for the use in compliance with all Applicable Laws of ordinary amounts of cleaning and office equipment supplies, no Hazardous Materials are present, as a result of the actions of the Company or, to the knowledge of the Company, as a result of any actions of any other Person, in the premises occupied or leased by the Company, in each case as would result in a material violation of any Environmental Laws.

(b) To the Company’s knowledge, the Company has not transported, stored, used, manufactured, disposed of, released or exposed any Person to Hazardous Materials in material violation of any Environmental Law, nor has the Company disposed of, transported, sold, used, released, exposed any Person to or manufactured any product containing a Hazardous

Material (collectively, “Hazardous Materials Activities”) in material violation of any Environmental Laws.

(c) No material Action is pending or, to the knowledge of the Company, threatened, concerning any Company Permit, Hazardous Material or Hazardous Materials Activity of the Company. Since January 1, 2008, the Company has not received written notice that it is responsible, or potentially responsible, for the investigation, remediation, cleanup or similar action at any property presently or formerly used by the Company for recycling, disposal or handling of Hazardous Materials.

3.21 Finders or Brokers. Except for Montgomery & Co., the Company has not employed or retained any investment banker, broker, finder or other intermediary who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including the Merger.

3.22 Takeover Statutes. The Company does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders. The Company has taken all action necessary to exempt or exclude this Agreement and the transactions contemplated hereby, including the Merger, from: (x) the restrictions on business combinations set forth in Section 203 of the DGCL; and (y) any other similar antitakeover law, statute or regulation (each, a “Takeover Statute”). Accordingly, neither Section 203 of the DGCL nor any other Takeover Statute applies to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company.

3.23 Consent Solicitation. The Consent Solicitation Statement: (i) complies with the Company Constituent Documents and all Applicable Laws; (ii) contains information about the Merger and the other transactions contemplated hereby reasonably necessary for the holders of Company Capital Stock to make an informed decision with respect to whether to grant the Required Stockholder Approvals; and (iii) does not (A) contain any information that is false or misleading with respect to any material fact or (B) omit to state any material fact necessary in order to make the information contained therein, in light of the circumstances under which such information was or will be provided, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows:

4.1 Organization, Etc.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.

(b) Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

4.2 Authority; Binding Nature. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the boards of directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (other than the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by Parent as the sole stockholder of Merger Sub, which will occur immediately following the executing and delivery of this Agreement) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.

4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of the Parent or any Parent Subsidiary in connection with the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, except: (i) for the filing of the Certificate of Merger as required by the DGCL; and (ii) as may be required pursuant to the rules and regulations of the U.S. Securities and Exchange Commission or the Exchange. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation of the transactions contemplated hereby, including the Merger, by Parent and Merger Sub, nor compliance by Parent and Merger Sub with all of the provisions hereof will: (x) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (y) violate any Applicable Law; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any Contract that is material to Parent.

4.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, including the Merger, has engaged in no other business activities and has conducted operations only incident to its formation and performance of its obligations under this Agreement.

4.5 Finders or Brokers. Neither Parent nor any of the Parent Subsidiaries has employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including the Merger.

4.6 Sufficient Funds. Parent has, on the date hereof, and will have on the Closing Date, the financial capability to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement.

ARTICLE V

COVENANTS

5.1 Conduct of Company Business During Interim Period.

(a) Except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”), the Company shall: (i) conduct its operations according to its ordinary course of business consistent with past practice; (ii) use its commercially reasonable efforts to preserve intact its business, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having business relationships with it; and (iii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby.

(b) Without limiting the generality of Section 5.1(a), and except as otherwise expressly provided in this Agreement or as set forth on Schedule 5.1(b) of the Company Disclosure Schedule, during the Interim Period, the Company will not, without the prior written consent of Parent, directly or indirectly, do any of the following:

(i) (A) enter into any Contract that would have been a Company Contract were the Company a party or subject thereto on the date of this Agreement; or (B) terminate or amend in any material respect any Company Contract or waive any material rights thereunder;

(ii) adopt any new severance plan or grant any severance or termination payments to any officer or employee of the Company or any of its Subsidiaries, except payments pursuant to written agreements or policies existing on the date hereof and previously made available to Parent;

(iii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or other equity security or split, combine or reclassify any Company Capital Stock or other equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or other equity security;

(iv) repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or any other equity security, except pursuant to rights of repurchase of any such shares under the 2009 Plan;

(v) cause, permit or propose any material amendments to the Company Constituent Documents;

(vi) except in the ordinary course of business, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

(vii) incur any indebtedness for borrowed money (other than ordinary course trade payables) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company;

(viii) enter into any “keep well” or other contract to maintain any financial condition of any Person or enter into any arrangement having the economic effect of the foregoing;

(ix) (A) hire any new employee; (B) promote any current employee to a new position; or (C) terminate the employment of any current employee;

(x) adopt any plan that would be considered a Company Employee Benefit Plan if existing on the date hereof, amend any Company Employee Benefit Plan, enter into any employment Contract, pay any special bonus or special remuneration to any director or employee of the Company, or materially increase the salaries, wage rates, bonuses or other compensation of the officers or employees of the Company;

(xi) pay, discharge, settle, compromise or satisfy any pending or threatened Action, claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment or discharge of liabilities or obligations of the Company with respect to amounts owed to vendors or suppliers in the ordinary course of business consistent with past practice;

(xii) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets, equity or other securities, any material change in capitalization, or any partnership, association or joint venture;

(xiii) (A) purchase any insurance policy requiring payment of premiums in an amount greater than $10,000 individually or in the aggregate; (B) fail to renew any insurance policy naming it as a beneficiary or a loss payee; or (C) take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered;

(xiv) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

(xv) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency;

(xvi) institute any change in its accounting methods, principles or practices other than as required by GAAP;

(xvii) in respect of any Taxes: (A) except as required by Applicable Law, make or change any material election, change any material accounting method, enter into any closing agreement, settle any material claim or assessment or consent to any material extension or waiver of the limitation period applicable to any material claim or assessment; or (B) enter into any Tax-sharing agreement or similar arrangement (including any indemnity arrangement) the principal subject of which is Taxes;

(xviii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Capital Stock or other equity security, or any instrument convertible into or exercisable or exchangeable for any Company Capital Stock or other equity security (except in respect of the exercise of Company Stock Options or conversion of Company B-2 Warrants or Company Convertible Notes; or (B) amend any term of any Company Security (whether by merger, consolidation or otherwise);

(xix) enter into any agreement that, prior to the Effective Time, would limit the Company or, immediately following the Effective Time, would limit Parent or the Surviving Corporation from engaging in any line of business, competing with any Person or selling any product or service;

(xx) make capital expenditures in excess of $10,000 in the aggregate; or

(xxi) agree, resolve or commit to do any of the foregoing.

5.2 Access to Information. During the Interim Period, the Company shall, and shall cause its Representatives to: (i) furnish to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s offices, properties, personnel, books and records; and (ii) furnish to Parent and Parent’s Representatives such financial and operating data and other information as may be reasonably requested. Any investigation pursuant to this Section 5.2 shall be conducted in a manner so as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section 5.2 shall be subject to that certain Nondisclosure Agreement, dated as of May 24, 2011, between Parent and the Company (the “Nondisclosure Agreement”).

5.3 No Solicitation. During the Interim Period, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing any non-public information relating to the Company), or knowingly induce or knowingly take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an

Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal; (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (iv) agree, resolve or commit to do any of the foregoing. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. The Company shall promptly deny to any third party access to any data room (virtual or actual) containing any confidential information previously furnished to any such third party relating to any Acquisition Proposal.

5.4 Written Consent; Consent Solicitation Statement. The Company shall take all action necessary under the Company Constituent Documents and all Applicable Laws to solicit, and shall use commercially reasonable efforts to obtain, a Written Consent, Release and Joinder executed on behalf of each of the Key Stockholders (it being understood that if any Key Stockholder fails to deliver a duly executed Written Consent, Release and Joinder to Parent by 11:59 p.m. Pacific Time on the date of this Agreement, Parent will have the right to terminate this Agreement pursuant to Section 7.1(f)). In connection with the foregoing, the Company will likewise prepare and deliver to all Key Stockholders a consent solicitation statement in form and substance reasonably acceptable to Parent (the “Consent Solicitation Statement”) in compliance with all Applicable Law and the Company Constituent Documents for the purpose of, among other things, soliciting the Written Consent, Release and Joinders. The Company shall solicit the execution by such holders of the Written Consent, Release and Joinder and all other consents contemplated by the Consent Solicitation Statement in compliance with Applicable Law and the Company Constituent Documents.

5.5 Reasonable Efforts.

(a) The Company shall use commercially reasonable efforts to obtain the consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement from any third parties pursuant to Contracts listed on Schedule 3.3 of the Company Disclosure Schedule.

(b) The Company shall use commercially reasonable efforts to deliver all notices required to be delivered under any Company Contracts in connection with the Merger and the other transactions contemplated by this Agreement to any third parties pursuant to Contracts listed on Schedule 3.3 of the Company Disclosure Schedule.

5.6 Public Announcements. Prior to the Effective Time, no public release or announcement concerning the Merger or the other transactions contemplated by this Agreement shall be issued by any party hereto or such party’s Affiliates or Representatives without the prior consent of the other parties hereto, except as follows: (a) the Company may make such disclosure to its holders of Company Securities and employees; and (b) any release or announcement required by Applicable Law, provided the party required to make the release or announcement allows the other party reasonable time to comment on such release or announcement in advance of issuance. The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Parent and the Company, and shall not be issued or otherwise made publicly available until approved for such release by Parent and the Company. Notwithstanding anything herein to the contrary, following such initial press release and the occurrence of the Closing, the Stockholders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

5.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of: (i) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 6.2(b) or Section 6.2(c) to be met as of any time during the Interim Period; or (ii) the Company’s receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger.

(b) The delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to Parent nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Schedule, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the date of this Agreement of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, or of any untrue representation or warranty made herein.

5.8 No Additional Warranties or Representations. Parent, on behalf of itself and its Affiliates, acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company, which has been communicated, furnished or made available to Parent or Merger Sub or their respective Representatives, except as expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Schedule).

5.9 Employee Benefit Matters.

(a) Other than with respect to employees, if any, who enter into separate employment agreements with Parent or any of its Affiliates (including the Surviving Corporation), Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to, subject to any reasonable transition period and subject to any applicable plan provisions or Applicable Law, cause all employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time (the “Continuing Employees”) to be eligible to participate in the employee benefit plans of Parent and the Parent Subsidiaries (the “New Plans”) consistent with the eligibility criteria applied by Parent and the Parent Subsidiaries to other employees generally of Parent and the Parent Subsidiaries.

(b) With respect to each New Plan in which any Continuing Employee will participate after the Effective Time and for purposes of eligibility and vesting (but not for purposes of calculating benefits) under the New Plans, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to, credit each Continuing Employee with his or her years of service with the Company before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Benefit Plan. In addition, without limiting the generality of the foregoing and for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive, to the extent permitted by the provider, all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan for such employee and his or her covered dependents, and (ii) provide each Continuing Employee with credit for any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Employee Benefit Plan in which such Continuing Employee participated immediately before the Effective Time to be taken into account under any New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with any New Plan in which such Continuing Employees may be eligible to participate after the Effective Time.

(c) No provision in this Section 5.9 will: (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person other than the parties hereto and their respective successors and permitted assigns; (ii) constitute or create or be deemed to constitute or create an employment agreement or contract with any Person; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Affiliates; or (iv) limit Parent’s or the Surviving Corporation’s discretion and authority to interpret any of its respective employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.

(d) Provided that Parent complies with its obligations pursuant to Section 5.9(a), no provision in this Section 5.9 will: (i) prohibit Parent from adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements) and/or making other changes in the administration or in the design, coverage and benefits provided to the Current Employees; or (ii) limit the right of Parent or the Surviving Corporation to amend or terminate any of its respective employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.

5.10 Calculation of Merger Consideration; Certification.

(a) Simultaneously with the execution and delivery of this Agreement, the Company shall provide to Parent a schedule (the “Preliminary Merger Consideration Schedule”) showing: (i) a detailed list setting forth the name of each holder of Company Securities as well as, on a certificate-by-certificate, Company Stock Option-by-Company Stock Option and Company B-2 Warrant-by-Company B-2 Warrant basis (showing the number of each such certificate, Company Stock Option or Company B-2 Warrant, as applicable), the number of shares of each class of Company Capital Stock to be held (or with respect to the Company Stock Options and Company B-2 Warrants, the number of shares subject thereto) by such holder as of immediately prior to the Effective Time; and (ii) the estimated amount of Closing Payments to which each such holder of Company Securities will be entitled pursuant to Section 2.6.

(b) No later than the close of business on the second (2nd) business day prior to the Closing Date, the Company shall provide to Parent a schedule (the “Final Merger Consideration Schedule”) showing: (i) a detailed list setting forth the name of each holder of Company Securities as well as, on a certificate-by-certificate, Company Stock Option-by-Company Stock Option and Company B-2 Warrant-by-Company B-2 Warrant basis (showing the number of each such certificate, Company Stock Option or Company B-2 Warrant, as applicable), the number of shares of each class of Company Capital Stock to be held (or with respect to the Company Stock Options and Company B-2 Warrants, the number of shares subject thereto) by such holder as of immediately prior to the Effective Time; and (ii) the amount of Closing Payments to which each such holder of Company Securities is entitled pursuant to Section 2.6. The Chief Executive Officer of the Company shall certify on behalf of the Company that such schedule is true, accurate and complete.

5.11 Takeover Statutes. At all times prior to the Effective Time, the Company shall use its reasonable efforts to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger.

5.12 Records. The Stockholders’ Representative may, following the Closing, retain copies of the Company’s Records, including Records stored on computer disks or tapes or any other storage medium, as the Stockholders’ Representative is reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Applicable Law and any claims or Actions relating in whole or in part to the holders of Company Securities or the Company.

5.13 D&O Indemnification. For a period of six (6) years following the Closing, Parent shall cause the Surviving Corporation to maintain in effect in the Surviving Corporation’s organizational documents the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees, and trustees or administrators of Company Employee Benefit Plans, and the advancement of expenses incurred contained in the certificates of incorporation, bylaws or other organizational documents, as applicable, immediately prior to the Closing and shall honor and fulfill to the fullest extent permitted by applicable law such limitation of liability and indemnification obligations. Subsequent to the Closing, Parent also agrees to cause the Surviving Corporation and each of its Subsidiaries to indemnify and advance expenses to current or former directors, officers and employees of the Company, the Surviving Corporation and each such Subsidiary, and trustees or administrators of Company Employee Benefit Plans, to the same extent as provided in the preceding sentence.

5.14 D&O Liability Insurance. Prior to the Closing, the Company shall purchase, a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six (6) years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the Merger and the other transactions contemplated by this Agreement).

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

6.1 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Government Authority, which remains in effect and which prohibits the consummation of the Merger or otherwise makes the Merger illegal.

(b) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) in all material respects at and as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(c) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(d) Parent shall have furnished to the Company a certificate executed by an executive officer of Parent to evidence compliance with the conditions set forth in Section 6.1(b) and Section 6.1(c) of this Agreement.

(e) Parent shall have delivered to the Stockholders’ Representative a copy of the Escrow Agreement duly executed by Parent and the Escrow Agent.

(f) Parent shall have delivered to the Stockholders’ Representative a copy of the duly executed Paying Agent Agreement.

(g) The following payments shall have been made by Parent: (i) the aggregate amount set forth on the face of the Payoff Letters, by payment of the amounts specified in each Payoff Letter directly to the applicable Company Lender, each in accordance with the instructions specified in the relevant Payoff Letter and (ii) an amount equal to the aggregate

Company Transaction Fees and Change of Control Payments as of the Effective Time (as represented by the Fee Statement Letters) by payment of the amounts specified in each Fee Statement Letter directly to the applicable Company Representative, each in accordance with the instructions specified in the applicable Fee Statement Letter.

6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Government Authority, which remains in effect and which prohibits the consummation of the Merger or otherwise makes the Merger illegal.

(b) The representations and warranties of the Company set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) in all material respects at and as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(c) The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) The Company shall have furnished to Parent a certificate executed by its principal executive officer to evidence compliance with the conditions set forth in Section 6.2(b) and Section 6.2(c) of this Agreement (the “CEO Certificate”).

(e) The Company shall have furnished to Parent a certificate, dated as of the Closing Date, signed by the Secretary of the Company certifying that: (i) attached thereto are true and correct copies of the Company Constituent Documents, and any amendments thereto, as in effect immediately prior to the Effective Time; (ii) attached thereto are corporate good standing certificates with respect to the Company from the applicable authorities in the State of Delaware and any other jurisdictions in which the Company is qualified to do business, dated as of a recent date prior to the Closing Date; (iii) attached thereto are true and correct copies of resolutions duly adopted by the board of directors and stockholders of the Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iv) there are no proceedings for the dissolution or liquidation of the Company.

(f) The Company shall have furnished to Parent the Final Merger Consideration Schedule, which shall be certified as true and correct by the Chief Executive Officer of the Company (it being understood that, pursuant to Section 5.10(b), the Final Merger Consideration Schedule is to be delivered to Parent no later than the close of business on the second (2nd) business day prior to the Closing Date).

(g) (i) There shall remain employed by the Company not less than 90% of the Persons employed by the Company and (ii) each of the individuals listed on Schedule 6.2(g)(ii) (each a “Transition Consultant”) shall have executed and delivered to the Company or Parent a transition services agreement containing a general release in favor of Parent, the Company and the Surviving Corporation, in each case, substantially in the form of Exhibit I (each, a “Transition Services Agreement”).

(h) The Required Stockholder Approvals shall have been obtained via the receipt of sufficient duly executed and completed Written Consent, Release and Joinders from the holders of Company Capital Stock (it being understood that if any Key Stockholder fails to deliver a duly executed Written Consent, Release and Joinder to Parent within twenty four (24) hours after the execution of this Agreement, Parent will have the right to terminate this Agreement pursuant to Section 7.1(f)).

(i) The Company shall have delivered to Parent the Payoff Letters and the Fee Statement Letters;

(j) The Stockholders’ Representative shall have delivered to Parent a copy of the Escrow Agreement duly executed by the Stockholders’ Representative.

(k) The Company shall have furnished to Parent a certificate, duly completed and executed by its principal executive officer pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the shares of Company Capital Stock are not “United States real property interests” within the meaning of Section 897(c) of the Code.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Stockholder Approvals are obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by October 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Parent or the Company if any Applicable Law irrevocably prohibits or makes the Merger illegal, or if an Order has been entered by a Government Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such Order has become final and non-appealable;

(d) by Parent, upon a breach of any representation, warranty, covenant or obligation on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(b) or 6.2(c) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach by the Company or inaccuracy in the Company’s representations and warranties cannot be cured by the Company or, if capable of being cured, shall not have been cured by the Company, in each case within fifteen (15) days following receipt by the Company of written notice of such breach or inaccuracy from Parent (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination);

(e) by the Company, upon a breach of any representation, warranty, covenant or obligation on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.1(b) or 6.1(c) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach by Parent or Merger Sub or inaccuracy in Parent’s or Merger Sub’s representations and warranties cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured by Parent or Merger Sub, in each case within fifteen (15) days following receipt by Parent of written notice of such breach or inaccuracy from the Company (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination); and

(f) by Parent if: (i) any Key Stockholder fails to deliver a duly executed Written Consent, Release and Joinder to Parent within twenty four (24) hours after the execution of this Agreement; or (ii) any such Key Stockholder revokes or attempts to revoke, at any time during the Interim Period, its previously executed and delivered Written Consent, Release and Joinder.

7.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the valid termination of this Agreement as provided in Section 7.1, except for the provisions of this Section 7.2, which shall survive the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto other than liability for any willful breach of this Agreement occurring prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE VIII

INDEMNIFICATION

8.1 Effectiveness of Indemnification; Survival of Representations, Etc.

(a) The provisions of Article VIII shall apply and become effective only if the Merger is consummated.

(b) Except for the representations and warranties made by the Company in Sections 3.1 (Organization, Etc.), 3.2 (Authority; Binding Nature), 3.5 (other than subsection (d)) (Capitalization), 3.8(a) (Title to Tangible Assets), and 3.17 (Taxes) (collectively, the “Fundamental Representations”) and Section 3.16(q) (the “IP Infringement Representation”), subject to Sections 8.1(c), 8.1(d) and 8.1(h), the representations and warranties made by the Company to Parent and Merger Sub in this Agreement in Article III (as modified by the Company Disclosure Schedule) and the CEO Certificate, together in each case with the corresponding rights of the Indemnitees set forth in this Article VIII, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on December 27, 2013.

(c) Subject to Section 8.1(h), the representations and warranties made by the Company in Section 3.17, together with the corresponding rights of the Indemnitees set forth in this Article VIII, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on the date that is thirty (30) days following the expiration of the applicable statute of limitations.

(d) Subject to Section 8.1(h), the Fundamental Representations (other than the representations and warranties made by the Company in Section 3.17), together in each case with the corresponding rights of the Indemnitees set forth in this Article VIII, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on the date that is thirty (30) months following the Closing Date.

(e) Subject to Section 8.1(h), the IP Infringement Representation, together with the corresponding rights of the Indemnitees set forth in this Article VIII, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on the date that is twenty-four (24) months following the Closing Date.

(f) Subject to Section 8.1(h), all of the covenants and obligations of the Company to Parent and Merger Sub contained in this Agreement, together in each case with the corresponding rights of the Indemnitees set forth in this Article VIII, shall survive: (i) until fully performed or fulfilled, unless non-compliance with such covenants or obligations is waived in writing by Parent; or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(g) All representations and warranties made by Parent and Merger Sub survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Pacific Time on December 27, 2013. All of the covenants and obligations of Parent and Merger Sub to the Company and the Stockholders’ Representative contained in this Agreement or any other agreements, documents, certificates, schedules or instruments delivered or executed by Parent or Merger Sub, or by any officer of Parent or Merger Sub on behalf of Parent or Merger Sub, respectively, at or prior to the Closing in connection with this Agreement and the transactions contemplated hereby, including the Merger, shall survive: (i) until fully performed or fulfilled, unless non-compliance with such covenants or obligations is waived in writing by the Company (prior to the Closing) or the Stockholders’ Representative (after the Closing); and (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(h) If, at any time prior to the expiration of the applicable survival period set forth above with respect to any particular representation, warranty, covenant or obligation of the Company, any Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any such representation or warranty or a breach of any such covenant or obligation, (i) setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist, (ii) containing a description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach and (iii) containing a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy or breach then the claim asserted in such notice and all corresponding indemnification rights of the Indemnitees set forth in this Article VIII with respect to such claim shall survive until such time as such claim is fully and finally resolved in accordance with this Agreement and the Escrow Agreement. Any claim (including, without limitation, any Third Party Claim pursuant to Section 8.5) not delivered prior to the expiration of the applicable survival period set forth above shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the indemnifying party shall have no further liability with respect thereto.

(i) The representations, warranties, covenants and obligations of the Company and the rights and remedies that may be exercised by the Indemnitees or the Stockholders’ Representative, including in each case the survival period applicable thereto, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any Indemnitee or any of its Representatives or Affiliates. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any Indemnitee’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article VIII, or, subject to the express limitations set forth herein, any other remedy based on such representations, warranties, covenants and obligations.

8.2 Indemnification Rights.

(a) From and after the Effective Time, each Indemnitee shall be held harmless and indemnified from and against, and shall be compensated, reimbursed and have paid, any Damages which are directly or indirectly suffered or incurred by such Indemnitee or to which such Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty of the Company to Parent or Merger Sub set forth in Article III of this Agreement (as modified by the Company Disclosure Schedule) or the CEO Certificate as though such representations and warranties were made on and as of the Closing Date in connection with this Agreement and the transactions contemplated hereby, including the Merger (in each case, for purposes of calculating Damages only and not for purposes of determining whether an inaccuracy or breach has occurred, without giving effect to any materiality or similar qualification contained in such representation or warranty);

(ii) any breach of any covenant or obligation of the Company to Parent or Merger Sub, at or prior to the Closing in this Agreement (including the covenants set forth in Article V);

(iii) any demands by holders of Company Capital Stock under Section 262 of the DGCL and any successor provision thereto (which shall consist of amounts paid to such holders with respect to such demands in excess of such holders’ portion of the Merger Consideration payable to holders of the same class or series of Company Capital Stock pursuant to Article II, as well as reasonable attorneys’ fees and reasonable expenses incurred in connection with such demands);

(iv) any error or inaccuracy in the Final Merger Consideration Schedule as of the Closing Date, to the extent such error or inaccuracy would result, upon correction, in Parent paying aggregate Net Closing Consideration in excess of the aggregate Net Closing Consideration that would have otherwise been payable;

(v) (A) except as otherwise provided in Section 2.6(g), Taxes of the Company or the nonpayment thereof for any taxable years or periods ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes, but does not end on, the Closing Date provided that for any period that includes, but does not end on, the Closing Date, the portion of Taxes through the Closing Date shall be calculated as follows: (x) in the case of any Taxes of the Company based on or measured by income or receipts, such Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (y) the amount of other Taxes of the Company shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days from (and including) the first day of such taxable period through (and including) the Closing Date, and the denominator of which is the total number of days in such period; (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor or Subsidiary) is or was a member prior to the Effective Time, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local or foreign law, rule or regulation; and (C) Taxes of any Person other than the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to a transaction or event occurring on or before the Effective Time;

(vi) any indemnification obligations owing by the Company to any past or present officers, directors or employees of the Company (whether under the DGCL, the Company Constituent Documents, any current indemnification agreement, this Agreement or otherwise) with respect to claims made against such past or present officers, directors or employees;

(vii) any Transition Consultant’s revocation of the release of claims set forth in his or her Transition Services Agreement following the Closing; and

(viii) any Action relating to any matter referred to in clauses “(i)” through “(vii)” above.

(b) From and after the Effective Time, in the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any of the matters for which indemnification is available pursuant to Section 8.2(a), then (without limiting any of the rights of the Surviving Corporation as an Indemnitee), Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such matter but in either case the total amount both Parent and the Surviving Corporation may recover shall not exceed the amount of Damages.

8.3 Indemnification Payments; Remedies.

(a) From and after the Effective Time, the Indemnitees’ right to recovery from the Escrow Fund shall be the sole and exclusive remedy under this Agreement for the matters referred to in Section 8.2(a)(i) (other than with respect to the Fundamental Representations and the IP Infringement Representation), Section 8.2(a)(ii) and Section 8.2(a)(vi) (the matters for which recovery is limited to the Escrow Fund pursuant to this sentence being referred to as the “Escrow Matters”). The Indemnitees shall be entitled to be held harmless and indemnified from and against, compensated for, reimbursed for and have paid the Escrow Matters only to the extent that the aggregate Damages with respect thereto exceed an amount equal to $100,000 (the “Deductible Amount”).

(b) With respect to any matters other than Escrow Matters for which the Indemnitees are entitled to be held harmless and indemnified from and against, compensated for, reimbursed for and have paid pursuant to Section 8.2(a) (the “Non-Escrow Matters”):

(i) The Indemnitees may recover all applicable Damages for which any Indemnitee is entitled to indemnification pursuant to Section 8.2(a) from either: (i) the Escrow Fund; or (ii) directly from the holders of Company Capital Stock as set forth in Section 8.3(c); provided, however, that the Indemnitees must first seek recovery from the Escrow Fund prior to seeking recovery directly from the holders of Company Capital Stock if (x) the escrow period has not yet terminated and (y) there are sufficient funds in the Escrow Fund that are not otherwise the subject of a pending claim by the Indemnitees.

(ii) If, in accordance with the provisions of Section 8.3(b)(i), indemnification payments are made from the Escrow Fund to Indemnitees for Non-Escrow Matters and insufficient funds remain in the Escrow Fund to satisfy Damages arising from or as a result of an Escrow Matter that would, but for the provisions of Section 8.3(b)(i), be recoverable pursuant to this Article VIII, then notwithstanding Section 8.3(a) but otherwise subject to the limitations (and exceptions thereto) with respect to Escrow Matters (including the Deductible Amount and the time limitations applicable to claims regarding Escrow Matters) and subject to the other provisions of this Article VIII, each holder of Company Securities shall, severally and not jointly, indemnify, compensate, reimburse and pay for such holder’s Pro Rata Share of any Damages that are directly or indirectly suffered or incurred by such Indemnitee or to which such Indemnitee may otherwise become subject and which arise from or as a result of, or are directly or indirectly connected with, any such Escrow Matter; provided, however, that the maximum amount recoverable by the Indemnitees with respect to Escrow Matters pursuant to this Section 8.3(b)(ii) shall not exceed the amount of the Escrow Fund that is used, pursuant Section 8.3(b)(i), to make indemnification payments in respect of Damages arising from or as a result of Non-Escrow Matters.

(iii) The parties acknowledge that the agreements set forth in this Section 8.3(b) regarding the Indemnitees’ obligation to first seek recovery against the Escrow Fund derive from the parties’ desire to address procedural matters of convenience and are not intended to otherwise affect, from an economic standpoint, the Indemnitees’ rights to seek recovery for Escrow Matters against the Escrow Fund or for Non-Escrow Matters against the holders of Company Securities pursuant to Section 8.3(c). As a result, to the extent that any circumstance arises that would impair the Indemnitees’ rights to seek recovery from the Escrow Fund with respect to Escrow Matters (other than the release of the Escrow Fund pursuant to the terms of the Escrow Agreement) or against the holders of Company Securities pursuant to Section 8.3(c) with respect to Non-Escrow Matters, this Section 8.3(b) shall be interpreted and implemented in a manner favorable to the Indemnitees so as to place the Indemnitees in the same economic position they would have been were such obligation to first seek recovery against the Escrow Fund not included in this Agreement.

(c) Each holder of Company Securities who is entitled to a portion of the Merger Consideration (each, an “Indemnifying Party”) shall, severally and not jointly, indemnify, compensate, reimburse and pay for such holder’s Pro Rata Share of any Damages that are directly or indirectly suffered or incurred by an Indemnitee or to which such Indemnitee may otherwise become subject and which arise from or as a result of any Non-Escrow Matter; provided, however, that with respect to Damages that are directly or indirectly suffered or incurred by an Indemnitee or to which such Indemnitee may otherwise become subject and which arise from or as a result of an IP Infringement Representation, an Indemnifying Party’s obligation to indemnify, compensate, reimburse and pay for such Damages shall be limited to such Indemnifying Party’s Pro Rata Share of an amount equal to $4,500,000 plus the amount, if any, then available in the Escrow Fund (the “IP Infringement Cap”).

(d) Notwithstanding anything to the contrary contained herein (other than as specifically provided in Section 8.3(e)), in no event shall the aggregate amount of Damages recoverable by the Indemnitees pursuant to this Article VIII from any holder of Company Securities exceed the portion of the Merger Consideration actually received on a pre-Tax basis by such holder of Company Securities pursuant to this Agreement (including any portion of the Escrow Fund or Stockholders’ Representative Fund that is ultimately released to such holder); provided, however, that this Section 8.3(d) shall not: (i) prohibit Parent from seeking and obtaining recourse against any holder of Company Securities in the event that such holder is ultimately determined to have received any portion of the Merger Consideration from Parent in excess of the portion of the Merger Consideration rightfully payable to such holder pursuant to this Agreement; or (ii) prohibit the Indemnitees from seeking and obtaining recourse against the Escrow Fund pursuant to the terms of this Article VIII.

(e) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Agreement shall limit any remedy of an Indemnitee for fraud, willful breach or intentional misrepresentation that results in a breach of this Agreement (including regarding the Escrow Fund being the sole and exclusive remedy with respect to Escrow Matters, the arrangements relating to the Deductible Amount, the IP Infringement Cap and the limitations contained in Section 8.3(d)); provided, however, that in no event shall any holder of Company Securities that did not commit such fraud, willful breach or intentional misrepresentations have any monetary liability pursuant to this Agreement in excess of the portion of the Merger Consideration actually received on a pre-Tax basis by such holder of

Company Securities pursuant to this Agreement (including any portion of the Escrow Fund or Stockholders’ Representative Fund that is ultimately released to such holder); and provided further that this Section 8.3(e) shall not prohibit the Indemnitees from seeking and obtaining recourse against the Escrow Fund pursuant to the terms of this Article VIII.

(f) Notwithstanding anything to the contrary contained in this Agreement, any Damages for which any Indemnitee is entitled to be held harmless or indemnified from and against, compensated for, reimbursed for or have paid under this Article VIII shall be determined without duplication of recovery by reason of any event giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

8.4 No Contribution. No holder of Company Securities or Management Contributor shall have, and no such holder shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such holder may become subject or which may be payable out of the Escrow Fund under or in connection with this Agreement.

8.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Action (whether against the Surviving Corporation, Parent, any of the Parent Subsidiaries or any other Person) with respect to which any of the Indemnitees may be entitled to indemnification, compensation, reimbursement or payment pursuant to this Article VIII, an Indemnitee shall promptly give the Stockholders’ Representative written notice of such claim or Action (each, a “Third Party Claim”) which shall (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Article VIII, (ii) contain a description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice; provided, however, that any failure on the part of an Indemnitee to so notify the Stockholders’ Representative shall not limit any of the Indemnitees’ rights to indemnification, compensation, reimbursement or payment under this Article VIII except as provided in Section 8.1(h) and except to the extent such failure materially prejudices the defense of such Third Party Claim.

(b) Within ten (10) business days of such written notice, the Stockholders’ Representative may elect, by written notice delivered to Parent, to take all necessary steps to diligently contest any Third Party Claim referenced in Section 8.5(a). If the Stockholders’ Representative makes the foregoing election, Parent will have the right to participate at its own expense in all negotiations and proceedings relating to such Third Party Claim and the Stockholders’ Representative will provide Parent with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof. If the Stockholders’ Representative does not make such election within such period or fails to diligently contest such Third Party Claim after such election, Parent shall be free to handle the prosecution or defense of any such Third Party Claim and will permit the Stockholders’ Representative, at the sole cost of the Stockholders’ Representative, to participate in such prosecution or defense and will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. The Stockholders’ Representative will not compromise or settle any Third Party Claim without the written consent of Parent unless such compromise or settlement is solely for monetary Damages. Parent may compromise or settle any Third Party Claim without the written consent of the Stockholders’ Representative; provided, however, that if such a Third Party Claim is settled without the Stockholders’ Representative’s consent, (i) the amount of the Third Party Claim shall not be conclusive as to the amount of Damages the Indemnitees would be entitled to be held harmless or indemnified from and against, compensated for, reimbursed for or have paid with respect to such Third Party Claim and (ii) the fact of such settlement shall not be conclusive as to whether or not the Indemnitee would be entitled to be held harmless or indemnified from and against, compensated for, reimbursed for or have paid any Damages with respect to such Third Party Claim.

(c) Notwithstanding the foregoing, if a Third Party Claim relates to any Intellectual Property Rights or other Intellectual Property issues, Parent shall have the right, at its election and without compromising the rights of any Indemnitee to indemnification, compensation, reimbursement or payment under this Article VIII, to retain control of the defense of such Third Party Claim rather than cede control of such Third Party Claim to the Stockholders’ Representative, provided that if the resolution of such Third Party Claim is finally determined in accordance with this Agreement to have resulted in a right to indemnification, compensation, reimbursement or payment under this Article VIII (and, for the avoidance of doubt, subject to the limitations contained in this Article VIII) in favor of any Indemnitee with respect to such Third Party Claim, Parent may compromise or settle such Third Party Claim without the written consent of the Stockholders’ Representative; provided, however, that if such a Third Party Claim is settled without the Stockholders’ Representative’s consent, (i) the amount of the Third Party Claim shall not be conclusive as to the amount of Damages the Indemnitees would be entitled to be held harmless or indemnified from and against, compensated for, reimbursed for or have paid with respect to such Third Party Claim and (ii) the fact of such settlement shall not be conclusive as to whether or not the Indemnitee would be entitled to be held harmless or indemnified from and against, compensated for, reimbursed for or have paid any Damages with respect to such Third Party Claim.

8.6 Treatment of Insurance. With respect to each claim for indemnification, compensation, reimbursement or payment under this Article VIII, the Indemnitee shall use reasonable efforts to assert all claims under all applicable insurance policies, and any Damages that may be recovered by the Indemnitee with respect to such claims shall be net of any insurance proceeds received with respect thereto. To the extent that insurance proceeds are collected after a claim has been settled, the Indemnitee shall restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such claim.

8.7 Duty to Mitigate. Parent shall take and shall cause its Affiliates to take commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

8.8 Disclaimer. Notwithstanding anything contained in this Agreement (including any schedule or exhibit hereto) to the contrary, no Indemnitee shall be entitled to recover damages that consist of any loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, or damages determined as a multiple of income, revenue or the like (including any schedule or exhibit hereto).

8.9 Exclusive Remedies. If the Merger has been consummated, then from and after the Effective Time, the sole and exclusive remedy for monetary damages of Parent, the Surviving Corporation and the holders of Company Securities in respect of any and all claims arising out of or relating to the Merger and other transactions contemplated by this Agreement (a “Covered Matter”) (irrespective of the cause of action, whether in contract, tort or otherwise) will be to make an indemnification claim pursuant to this Article VIII and the Escrow Agreement. If the Merger has been consummated, no Covered Matter will give rise to any right of any party hereto to rescind this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

8.10 Exercise of Remedies; Tax Treatment.

(a) No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any claim for indemnification, compensation, reimbursement or payment or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such claim for indemnification, compensation, reimbursement or payment or the exercise of such other remedy.

(b) To the extent permitted by Applicable Law, the parties agree to treat all payments under the provisions of this Article VIII as an adjustment to the Merger Consideration and such treatment shall govern for purposes of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Stockholders’ Representative.

(a) The holders of Company Securities, by approving this Agreement and the transactions contemplated hereby, including the Merger, and the Management Contributors, hereby irrevocably (i) appoint Shareholder Representative Services LLC as the Stockholders’ Representative and the agent and true and lawful attorney-in-fact of the holders of Company Securities and the Management Contributors and (ii) authorize the Stockholders’ Representative to take, and consent to the Stockholders’ Representative taking, the following actions for and on behalf of holders of Company Securities and the Management Contributors following the

Closing: (1) to give and receive notices and communications; (2) to take any and all actions relating to claims to hold harmless, indemnify, compensate, reimburse or pay any Indemnitee hereunder; (3) to authorize delivery to Parent of a portion of the Escrow Fund in satisfaction of claims by the Indemnitees; (4) to object to such deliveries; (5) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (6) to take all other actions contemplated for the Stockholders’ Representative in this Agreement and in the Escrow Agreement; (7) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement); (8) to make all elections or decisions contemplated by this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement); (9) to amend, modify or waive provisions of this Agreement (subject to Section 9.2 and Section 9.3) or any of the other related agreements to which the Stockholders’ Representative is a party; (10) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholders’ Representative in complying with the Stockholders’ Representative’s duties and obligations; and (11) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all such matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any holder of Company Securities or Management Contributor by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any holder of Company Securities or Management Contributor by the Stockholders’ Representative, as being fully binding upon such holder. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the holders of Company Securities and the Management Contributors. Any decision or action by the Stockholders’ Representative hereunder, including any agreement between the Stockholders’ Representative and Parent relating to the defense, payment or settlement of any claims to hold harmless, indemnify, compensate, reimburse or pay any Indemnitee hereunder, shall constitute a decision or action of all holders of Company Securities and all Management Contributors and shall be final, binding and conclusive upon each such holder. No holder of Company Securities or Management Contributor shall have the right to object to, dissent from, protest or otherwise contest the same.

(b) If the Stockholders’ Representative shall resign for any reason become unable to fulfill its responsibilities as the agent of the holders of Company Securities, then the former holders of two-thirds of the outstanding shares of Series B Preferred Stock shall, within ten (10) days after the date upon which the Stockholders’ Representative becomes unable to fulfill its responsibilities, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become the “Stockholders’ Representative” for all purposes hereunder. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to Robert M. Di Scipio.

(c) The holders of Company Securities and the Management Contributors recognize and intend that the power of attorney granted in Section 9.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the death or incapacity of any holder of Company Securities.

(d) The Stockholders’ Representative shall not be liable to any holder of Company Securities for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The holders of Company Securities and the Management Contributors shall, subject to the following sentence, indemnify the Stockholders’ Representative and hold it harmless from and against, compensate it for, reimburse it for and pay any loss, liability or expense arising out of or in connection with the acceptance or administration of its duties hereunder (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or bad faith of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the holders of Company Securities the amount of such indemnified Representative Loss attributable to such gross negligence or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholders’ Representative Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to the Stockholders’ Representative under (i), from holders of Company Securities, severally and not jointly and in proportion to their respective Pro Rata Share. As soon as practicable after the date on which the final obligation of the Stockholders’ Representative under this Agreement and the Escrow Agreement have been discharged or such other date as the Stockholders’ Representative deems appropriate, any amounts remaining in the Stockholders’ Representative Fund shall be distributed in accordance with the provisions of Section 2.5(e).

9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented (a) prior to the Effective Time, only by the written agreement of Parent, Merger Sub and the Company; provided, however, that after the Required Stockholder Approvals are obtained there shall be no amendment or waiver that, pursuant to Applicable Law, requires further approval of such holders, without the receipt of such further approvals and (b) after the Effective Time, only by the written agreement of Parent and the Stockholders’ Representative.

9.3 Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company prior to the Effective Time (with respect to any failure by Parent or Merger Sub), by the Stockholders’ Representative after the Effective Time (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

9.4 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the recipient; (ii) when sent by confirmed facsimile, if sent during normal business hours of the recipient; if not, then on the next business day; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

if to Parent or Merger Sub, to:	Accelrys, Inc. 10188 Telesis Court, Suite 100 San Diego, CA 92121 Facsimile: 858-799-5107 Attention: David R. Mersten

with a copy to:	Paul Hastings LLP 4747 Executive Drive, 12th Floor San Diego, CA 92121 Facsimile: 858-458-3132 Attention: Scott E. Oross

if to the Company, to:	Aegis Analytical Corporation 1380 Forest Park Circle, Suite 200 Lafayette, CO 80026 Facsimile: 303-926-1161 Attention: Robert Di Scipio

with a copy to:	Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 Facsimile: 720-566-4099 Attention: Jim Linfield and Laura Medina

if to the Stockholders’ Representative, to:	Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, CO 80202 Facsimile: (303) 623-0294 Attention: Managing Director Email: deals@shareholderrep.com Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:	Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 Facsimile: 720-566-4099 Attention: Jim Linfield and Laura Medina

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 9.4.

9.5 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than: (i) the parties hereto; and (ii) to the extent provided herein, the Indemnitees.

9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

9.7 Specific Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations pursuant to this Agreement in accordance with its specified terms or otherwise breach such terms. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that: (i) any party has an adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In addition, each of the parties hereto: (x) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any state court located in the State of Delaware in the event that any dispute arises out of this Agreement or the transactions contemplated hereby, including the Merger; (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (z) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, including the Merger, in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware.

9.8 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGER.

9.9 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1) party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Attorney-Client Privilege; Continued Representation. The parties hereto hereby acknowledge that Cooley LLP has acted as counsel to the Company and certain of its securityholders from time to time prior to the Merger as well as with respect to the Merger and the other transactions contemplated hereby. The following provisions apply to the attorney-client relationship between (a) the Company and Cooley LLP prior to the Closing and (b) the holders of Company Securities (and any subset of them) and Cooley LLP following Closing. Each of the parties hereto agrees that (i) it will not seek to disqualify Cooley LLP from acting and continuing to act as counsel to any of the holders of Company Securities or the Stockholders’ Representative either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the Merger or the other transactions contemplated hereby; (ii) the holders of Company Securities and the Stockholders’ Representative have a reasonable expectation of privacy with respect to their communications (including any e-mail communications using the Company’s e-mail system) with Cooley LLP prior to Closing to the extent that such communications concern the transactions contemplated herein and (iii) the holders of Company Securities and the Stockholders’ Representative (and not Parent) shall have access to all such communications.

9.12 Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(c) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Company Disclosure Schedule.

(d) As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(e) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.

(f) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(g) All references to any section of any law include any amendment of, and/or successor to, that section.

(h) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(i) All terms defined in this Agreement shall have such defined meanings when used in the Company Disclosure Schedule or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

9.13 Entire Agreement. This Agreement and the Nondisclosure Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Company Disclosure Schedule), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

ACCELRYS, INC.

By:	/s/ Michael A. Piraino
Name: Michael A. Piraino
Title: Executive Vice President and Chief Financial Officer

AARDVARK ACQUISITION CORP.

By:	/s/ David R. Mersten
Name: David R. Mersten
Title: Vice President and Secretary

AEGIS ANALYTICAL CORPORATION

By:	/s/ Robert M. Di Scipio
Name: Robert M. Di Scipio
Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholders’ Representative

By:	/s/ Paul Koenig
Name: Paul Koenig
Title: Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

“2009 Plan” shall have the meaning set forth in Section 2.8.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or its Affiliates) contemplating or otherwise relating to any transaction or series of related transactions involving any:

(a) merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Company;

(b) sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 15% or more of the fair market value of the assets of the Company; or

(c) liquidation or dissolution of the Company.

“Action” shall have the meaning set forth in Section 3.12(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggregate Preference Amount” shall mean the sum of: (i) the Aggregate Senior Base Preference Amount; plus (ii) the Aggregate Series A-2 Preference Amount.

“Aggregate Senior Base Preference Amount” shall mean the sum of: (i) the Aggregate Series B-2 Base Preference Amount; plus (ii) the Aggregate Series B-1 Base Preference Amount.

“Aggregate Series A-2 Preference Amount” shall mean the product of: (i) the Series A-2 Preference Amount; multiplied by (ii) the number of shares of Series A-2 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Series B-1 Base Preference Amount” shall mean the product of: (i) the Series B-1 Base Preference Amount; multiplied by (ii) the number of shares of Series B-1 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Series B-2 Base Preference Amount” shall mean the product of: (i) the Series B-2 Base Preference Amount; multiplied by (ii) the sum of (A) number of shares of Series

B-2 Preferred Stock outstanding as of immediately prior to the Effective Time, plus (B) the number of shares of Series B-2 Preferred Stock issuable upon exercise of the Company B-2 Warrants outstanding as of immediately prior to the Effective Time.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Applicable Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Government Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Auditor” shall have the meaning set forth in Section 2.1(a)(vi).

“Balance Sheet Date” shall have the meaning set forth in Section 3.7.

“Cash” shall mean cash and cash equivalents (including marketable securities and short term investments), determined in accordance with this Agreement and GAAP.

“CEO Certificate” shall have the meaning set forth in Section 6.2(d).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Change in Control Payments” shall mean and include all amounts payable pursuant to the Company’s Incentive Equity Unit Plan and all bonuses, severance payments, accelerated payments and other similar amounts that may become payable by the Company to any directors, officers or employees of the Company or other Persons in connection with or as a result of the consummation of the transactions contemplated by this Agreement, including the Merger.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Cash” shall mean an amount equal to the Cash of the Company as shown on the Final Closing Balance Sheet.

“Closing Payment” and “Closing Payments” shall have the meanings set forth in Section 2.6(b).

“Closing Date” shall have the meaning set forth in Section 1.2.

“COBRA” shall have the meaning set forth in Section 3.15(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company B-2 Warrant” shall have the meaning set forth in Section 2.3(a).

“Company Balance Sheet” shall have the meaning set forth in Section 3.7.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Certificate” shall mean the Fourth Amended and Restated Certificate of Incorporation of the Company, as filed with the Delaware Secretary on January 12, 2007, and as amended on October 22, 2012.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Computer Systems” shall have the meaning set forth in Section 3.16(k).

“Company Constituent Documents” shall mean the Company Certificate and the Company bylaws.

“Company Contract” shall have the meaning set forth in Section 3.14(a).

“Company Convertible B-2 Note” shall mean and include: (i) the notes of the Company convertible into shares of Series B-2 Preferred Stock, issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of February 15, 2007, by and among the Company, Skyland Capital LLC and the several other purchasers named in Schedule I attached thereto, as amended on February 15, 2007 and March 27, 2007; and (ii) the notes of the Company convertible into shares of Series B-2 Preferred Stock, issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of May 24, 2011, by and among the Company and the persons and entities named on the Schedule of Purchasers attached thereto.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Employee Benefit Plans” shall have the meaning set forth in Section 3.18(a).

“Company ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including the Company.

“Company Financial Statements” shall have the meaning set forth in Section 3.7.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.

“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

“Company Lender” shall have the meaning set forth in Section 2.6(a).

“Company Preferred Stock” shall mean the Series A-2 Preferred Stock and the Series B Preferred Stock.

“Company Products” shall have the meaning set forth in Section 3.16(a).

“Company Securities” shall mean the Company Capital Stock, the Company Stock Options and the Company B-2 Warrants.

“Company Software” shall have the meaning set forth in Section 3.16(h).

“Company Stock Certificate” shall have the meaning set forth in Section 2.4.

“Company Stock Option” shall have the meaning set forth in Section 2.8.

“Company Transaction Fees” shall mean all fees, external costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred or payable by the Company in connection with this Agreement and the transactions contemplated hereby, including the Merger, including all such fees, costs and expenses associated with or incurred or payable in connection with: (i) the due diligence conducted in connection with this Agreement or anticipation of the transactions contemplated hereby, including the Merger; (ii) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, including the Merger; and (iii) the preparation and submission of any filing or notice, or the solicitation or obtaining of any consent, required in connection with the transactions contemplated by this Agreement, including the Merger.

“Computer Systems” shall mean computing, networking and communications equipment, including: (i) mainframe, midrange, server and distributed computing equipment; (ii) personal computers, laptop computers and workstations; (iii) voice/video, telecommunications and network equipment; (iv) associated attachments, features, accessories, peripheral devices, wiring and cabling; and (v) Software relating to or necessary for the operation of any of the foregoing.

“Consent Solicitation Statement” shall have the meaning set forth in Section 5.4.

“Continuing Employees” shall have the meaning set forth in Section 5.9(a).

“Contract” shall mean, with respect to any Person, any agreement, instrument, contract, obligation, commitment or arrangement, whether written or oral, to which such Person is a party.

“Covered Matter” shall have the meaning set forth in Section 8.9.

“Current Assets” shall mean and include the following line items on the Final Closing Balance Sheet: (i) Accounts receivable and (iii) other current assets of the Company, but shall exclude Cash.

“Current Liabilities” shall mean and include the following line item on the Final Closing Balance Sheet: (i) Accounts payable; and (ii) Accrued expenses.

“Damages” shall mean, subject to Section 8.9, any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that “Damages” shall not include consequential or punitive damages (other than any such damages awarded in connection with a Third Party Claim that is the subject of Section 8.5).

“Debt” of a Person shall mean any of the following, without duplication:

(i) any indebtedness of the Person, to the extent classified as a debt or indebtedness under GAAP: (a) for borrowed money, (b) on a note, bond, debenture or similar instrument, (c) to repay a loan, advance or extension of credit, (d) on any security other than an equity security, (e) on a repurchase agreement, (f) under a conditional sale or title retention arrangement, (g) on a letter of credit, acceptance or acceptance facility, (h) as account party on a letter of credit or to reimburse the issuer on a letter of credit;

(ii) any Debt of a third party to the extent such Debt is subject to a guaranty by the Person; and

(iii) all capitalized lease obligations of such Person or for which such Person may be liable;

provided, however, that “Debt” of the Company shall in no event include any Current Liabilities.

“Deductible Amount” shall have the meaning set forth in Section 8.3(a).

“Delaware Secretary” shall have the meaning set forth in Section 1.2.

“Designated Warrant Consideration” shall have the meaning set forth in Section 2.3(b).

“DGCL” shall have the meaning set forth in the Recitals to this Agreement.

“Disagreement Notice” shall have the meaning set forth in Section 2.1(a)(v).

“Dissenting Shares” shall have the meaning set forth in Section 2.7.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Law” shall mean any Applicable Law, rule or regulation promulgated by any Government Authority relating to: (i) the control of any potential Hazardous Materials or protection of the air, water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials; (iii) human health and safety with respect to exposures to and management of Hazardous Materials; or (iv) the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“Escrow Agent” shall mean Deutsche Bank National Trust Company.

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Escrow Amount” shall have the meaning set forth in Section 2.5(a).

“Escrow Fund” shall have the meaning set forth in Section 2.5(a).

“Escrow Matters” shall have the meaning set forth in Section 8.3(a).

“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.1(a)(iii).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.1(a)(i).

“Estimated Working Capital Amount” shall have the meaning set forth in Section 2.1(a)(i).

“Estimated Working Capital Shortfall” shall have the meaning set forth in Section 2.1(a)(iii).

“Exchange” shall mean the NASDAQ Global Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fee Statement Letters” shall have the meaning set forth in Section 2.6(a)(i)(B).

“Final Adjustment Amount” shall have the meaning set forth in Section 2.1(a)(viii).

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.1(a)(vii).

“Final Merger Consideration Schedule” shall have the meaning set forth in Section 5.10(b).

“Final Working Capital Amount” shall have the meaning set forth in Section 2.1(a)(vii).

“Fundamental Representations” shall have the meaning set forth in Section 8.1(b).

“GAAP” shall have the meaning set forth in Section 3.7.

“Government Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority (including the Exchange).

“Hazardous Materials” shall mean and include any substance that has been designated by any Government Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant thereto, in all cases excluding office and janitorial supplies (insofar as they are stored or used in the ordinary course of business).

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.20(b).

“HMO” shall have the meaning set forth in Section 3.18(j).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(c).

“Indemnitees” shall mean and include: (i) Parent and the Parent Subsidiaries; and (ii) Parent’s and the Parent Subsidiaries’ current and future Affiliates (including the Surviving Corporation); (iii) the respective officers, directors, employees and agents of the Persons referred to in the foregoing clauses (i) and (ii); and (iv) the respective successors and assigns of the Persons referred to in clauses (i) and (ii) above.

“Intellectual Property” shall mean and includes all algorithms, APIs, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, inventions (whether or not patentable), internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“Interim Period” shall have the meaning set forth in Section 5.1(a).

“IP Infringement Cap” shall have the meaning set forth in Section 8.3(c).

“IRS” shall have the meaning set forth in Section 3.18(h).

“Key Stockholder” shall mean and include: Skyland Capital LLC, Future Capital AG, W Capital Partners II, L.P. and Merck Capital Ventures, LLC.

An individual shall be deemed to have “knowledge” or to have “known” of a particular fact, circumstance or matter if: (i) such individual is actually aware of such fact, circumstance or matter, after reasonable inquiry. A Person (other than an individual) shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if any individual who is serving, at the time the same is to be determined, as a director, officer or key employee of such Person has knowledge of such fact, circumstance or other matter; provided, however, that the Company shall only be deemed to have “knowledge” of a particular fact, circumstance or other matter if any of Robert Di Scipio, Stephanie Brock, or Justin Neway has knowledge of such fact, circumstance or other matter.

“Lender Payoff Letters” shall have the meaning set forth in Section 2.6(a)(i)(A).

“Letter of Transmittal” shall have the meaning set forth in Section 2.6(d).

“made available” or “provided” with respect to documents and other diligence materials delivered, made available or provided to Parent, means actually delivered to Parent or its counsel or posted in the electronic data room for this transaction.

“Management Contributors” shall have the meaning set forth in Section 2.5(a).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.

“Net Closing Consideration” shall mean have the meaning set forth in Section 2.1(b).

“New Plans” shall mean have the meaning set forth in Section 5.8(a).

“Nondisclosure Agreement” shall have the meaning set forth in Section 5.2.

“Non-Escrow Matters” shall have the meaning set forth in Section 8.3(b).

“Open Source License” shall mean any license or distribution model or agreement for any Open Source Technology.

“Open Source Technology” shall mean any Intellectual Property owned by, used by or licensed to Company that: (i) is distributed as, or that contains or is derived in any manner (in whole or in part) from any Intellectual Property that is distributed as, free software, open source software (e.g., Linux) or similar licensing or distribution models; or (ii) requires as a condition of use, modification and/or distribution of such Intellectual Property that other Intellectual Property distributed with such Intellectual Property owned or licensed by the Company (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge.

“Order” shall have the meaning set forth in Section 3.12(b).

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Subsidiaries” shall mean the Subsidiaries of Parent.

“Paying Agent” shall have the meaning set forth in Section 2.6(c).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.6(c).

“Pension Plans” shall have the meaning set forth in Section 3.18(a).

“Per Share Common Stock Amount” shall mean an amount equal to the quotient of: (i) (A) the sum of (1) the Net Closing Consideration, minus (2) the Aggregate Preference Amount; multiplied by (B) the quotient of the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, divided by (2) the sum of (W) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (X) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time, plus (Y) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B-2 Preferred Stock issuable upon exercise of the Company B-2 Warrants outstanding as of immediately prior to the Effective Time; divided by (ii) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time. For the avoidance of doubt, the parties hereto acknowledge and agree that the Per Share Common Stock Amount may be equal to $0.

“Permitted Liens” shall mean and include: (i) liens for current Taxes not yet due and payable; (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) liens securing debt reflected on the Company Balance Sheet; (iv) liens recorded pursuant to any Environmental Law; or (v) liens or failures to have good and valid title which have not resulted in, and would not reasonably be expected to result in, any material liability to the Company.

“Person” shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Personal Information” means, without limitation: (i) personally identifiable information or personal data as defined under any Applicable Law, including: (A) personally identifiable information as defined by Title V of the United States Gramm-Leach-Bliley Act, 15 U.S.C. §§6801, et seq., and any amendments thereto and regulations promulgated thereunder and (B) personal data as defined in the Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995, and any amendments thereto; and (ii) personal information, including a person’s name, information about a person’s sex, date of birth, age, income, address, email address, telephone number, Social Security number, state identification or driver’s license numbers, account information, PIN numbers, access and security codes, login information, health or medical information, mother’s maiden name, or credit information.

“Preliminary Merger Consideration Schedule” shall have the meaning set forth in Section 5.10(a).

“Pro Rata Share” shall mean the pro rata portion applicable to a holder of Company Securities, based on a fraction: (i) the numerator of which is the amount of Merger Consideration payable to such holder pursuant to Article II; and (ii) the denominator of which is an amount equal to the aggregate Merger Consideration payable to all holders of Company Securities pursuant to Article II.

“Records” shall mean all books, records, manuals and other materials and information of the Company including customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Government Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean a party’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Stockholder Approvals” shall mean the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by: (i) the holders of a majority of the outstanding Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis; and (ii) the holders of at least two-thirds (2/3) of the outstanding shares of Series B Preferred Stock, voting together as a single class.

“Reviewed Closing Balance Sheet” shall have the meaning set forth in Section 2.1(a)(iv).

“Reviewed Working Capital Amount” shall have the meaning set forth in Section 2.1(a)(iv).

“Reviewed Working Capital Overage” shall have the meaning set forth in Section 2.1(a)(viii).

“Reviewed Working Capital Shortfall” shall have the meaning set forth in Section 2.1(a)(viii).

“Series A-2 Preference Amount” shall have the meaning set forth in Section 2.2(b).

“Series A-2 Preferred Stock” shall mean the Series A-2 Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series A-2 Reduced Preference Amount” shall mean an amount equal to the quotient of: (i) the excess, if any, of the Net Closing Consideration, over the Aggregate Senior Base Preference Amount; divided by (ii) the number of shares of Series A-2 Preferred Stock outstanding as of immediately prior to the Effective Time. For the avoidance of doubt, the parties hereto acknowledge and agree that the Series A-2 Reduced Preference Amount may be equal to $0.

“Series B Preferred Stock” shall mean the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Series B-1 Base Preference Amount” shall have the meaning set forth in Section 2.2(a).

“Series B-1 Participation Preference Amount” shall mean an amount equal to the quotient of: (i) (A) the sum of (1) the Net Closing Consideration, minus (2) the Aggregate Preference Amount, multiplied by (B) the quotient of (1) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B-1 Preferred Stock outstanding as of immediately prior to the Effective Time, divided by (2) the sum of (W) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (X) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time, plus (Y) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B-2 Preferred Stock issuable upon exercise of the Company B-2 Warrants outstanding as of immediately prior to the Effective Time; divided by (ii) the number of shares of Series B-1 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series B-1 Preferred Stock” shall mean the Series B-1 Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series B-1 Reduced Preference Amount” shall mean an amount equal to the quotient of: (i) the product of (A) the Net Closing Consideration, multiplied by (B) the quotient of (1) the Aggregate Series B-1 Base Preference Amount, divided by (2) the Aggregate Senior Base Preference Amount; divided by (ii) the number of shares of Series B-1 Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series B-2 Base Preference Amount” shall have the meaning set forth in Section 2.2(a).

“Series B-2 Participation Preference Amount” shall mean an amount equal to the quotient of: (i) (A) the sum of (1) the Net Closing Consideration, minus (2) the Aggregate

Preference Amount, multiplied by (B) the quotient of (1) the sum of (X) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B-2 Preferred Stock outstanding as of immediately prior to the Effective Time, plus (Y) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B-2 Preferred Stock issuable upon exercise of the Company B-2 Warrants outstanding as of immediately prior to the Effective Time, divided by (2) the sum of (W) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (X) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time; plus (Y) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B-2 Preferred Stock issuable upon exercise of the Company B-2 Warrants outstanding as of immediately prior to the Effective Time; divided by (ii) the sum of (A) number of shares of Series B-2 Preferred Stock outstanding as of immediately prior to the Effective Time, plus (B) the number of shares of Company Common Stock issuable upon conversion of all shares of Series B-2 Preferred Stock issuable upon exercise of the Company B-2 Warrants outstanding as of immediately prior to the Effective Time.

“Series B-2 Preferred Stock” shall mean the Series B-2 Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series B-2 Reduced Preference Amount” shall mean an amount equal to the quotient of: (i) the product of (A) the Net Closing Consideration, multiplied by (B) the quotient of (1) the Aggregate Series B-2 Base Preference Amount, divided by (2) the Aggregate Senior Base Preference Amount; divided by (ii) the sum of (A) the number of shares of Series B-2 Preferred Stock outstanding as of immediately prior to the Effective Time, plus (B) the number of share of Series B-2 Preferred Stock issuable upon exercise of the Company B-2 Warrants outstanding as of immediately prior to the Effective Time.

“Software” shall mean computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“Stockholders’ Escrow Fund Contribution” shall have the meaning set forth in Section 2.5(a).

“Stockholders’ Representative” shall have the meaning set forth in the Preamble to this Agreement.

“Stockholders’ Representative Fund” shall have the meaning set forth in Section 2.5(e).

“Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Target Working Capital Amount” shall mean $500,000.

“Takeover Statute” shall have the meaning set forth in Section 3.22.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity or by virtue of being a transferee or successor of any other Person.

“Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.

“Third Party Claim” shall have the meaning set forth in Section 8.5(a).

“Transition Consultant” shall have the meaning set forth in Section 6.2(g)(ii).

“Transition Services Agreement” shall have the meaning set forth in Section 6.2(g)(ii).

“WARN Act” shall mean the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations issued thereunder and any similar applicable state or local law and the rules and regulations issued thereunder.

“Warrant Exercise Price” shall mean the sum of the aggregate exercise prices payable in respect of the unexercised portions of all Company B-2 Warrants outstanding as of immediately prior to the Effective Time.

“Welfare Plans” shall have the meaning set forth in Section 3.18(a).

“Working Capital Amount” shall mean an amount equal to the difference of the Current Assets minus the Current Liabilities.

“Written Consent, Release and Joinder” shall have the meaning set forth in the Recitals to this Agreement.